Exhibit 2.1

EQUITY PURCHASE AGREEMENT

BY AND AMONG

CARE.COM, INC.,

BREEDLOVE & ASSOCIATES, L.L.C.

AND

STEPHANIE BREEDLOVE AND WILLIAM BREEDLOVE

AUGUST 3, 2012

i

Exhibit A	Equityholder Consideration
Exhibit B	Escrow Agreement
Exhibit C	Company Secretary Certificate
Exhibit D	Care.com Secretary Certificate

Exhibit E	Transaction Expenses
Exhibit F	Form of Invention and Non-Disclosure Agreement
Exhibit G	Form of Termination Agreement

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (this “Agreement”) is made as of August 3, 2012, by and among Care.com, Inc., a Delaware corporation (“Care.com”), Breedlove & Associates, L.L.C., a Texas limited liability company (the “Company”), and Stephanie Breedlove and William Breedlove (together, the “Equityholders”).  Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XII below.

WHEREAS, the Equityholders own all of the issued and outstanding membership interests of the Company (the “Equity”);

WHEREAS, subject to the terms and conditions set forth herein, Care.com desires to acquire from the Equityholders, and the Equityholders desire to sell to Care.com, all of the Equity for the consideration described herein;

WHEREAS, Care.com, the Company and the Equityholders desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and also prescribe various conditions to the transactions contemplated by this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Care.com’s willingness to enter into this Agreement, each Key Employee is entering into an Offer Letter.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
EQUITY PURCHASE

SECTION 1.1                                          Purchase and Sale of Equity.  Subject to the terms and conditions set forth in this Agreement, each Equityholder agrees to sell to Care.com, and Care.com agrees to purchase from each Equityholder, at the Closing, all of the Equity set forth next to such Equityholder’s name on Exhibit A, which, together, constitute 100-percent of the outstanding ownership interests in the Company, free and clear of any Liens, in exchange for the payment of the portion of the Purchase Price set forth next to the Equityholder’s name on Exhibit A.

SECTION 1.2                                          Payment of Purchase Price.  The purchase price to be paid by Care.com for the Equity (the “Purchase Price”) shall be paid as provided in this Section 1.2:

(a)                                 At the Closing, Care.com shall pay, by wire transfer of immediately available funds, an aggregate amount equal to (i) $19,125,000, (ii) plus the Closing Adjustment Amount (as defined in Section 1.2(d)) if the Estimated Working Capital Amount (as defined in Section 1.4(a)) is greater than the Working Capital Target, and (iii) minus the Closing Adjustment

Amount if the Estimated Working Capital Amount is less than the Working Capital Target, in cash to the Equityholders as set forth on Exhibit A;

(b)                                 At the Closing, Care.com shall issue and deliver stock certificates to the Equityholders, as set forth on Exhibit A, representing an aggregate of 1,418,276 Series E Shares; and

(c)                                  At the Closing, Care.com shall deliver or cause to be delivered, by wire transfer of immediately available funds, the Escrow Cash and the Escrow Shares to the Escrow Agent to hold in accordance with the terms of the Escrow Agreement.

(d)                                 For purposes of this Section 1.2, “Closing Adjustment Amount” shall equal the difference (expressed as a positive number), if any, between the Estimated Working Capital Amount and the Working Capital Target.

SECTION 1.3                                          Contingent Payments.

(a)                                 2013 Contingent Payment.  If the 2013 Net Revenue (as finally determined in accordance with the procedures set forth in this Section 1.3) equals or exceeds the 2013 Net Revenue Target, then Care.com shall (i) pay to the Equityholders, as set forth on Exhibit A, the 2013 Contingent Payment and (ii) deliver or cause to be delivered, by wire transfer of immediately available funds, the Earnout Escrow Cash and the Earnout Escrow Shares to the Escrow Agent to hold in accordance with the terms of the Escrow Agreement within five (5) Business Days after the 2013 Net Revenue has been finally determined in accordance with the procedures set forth in this Section 1.3.

(b)                                 2014 Contingent Payment.  If the 2014 Net Revenue (as finally determined in accordance with the procedures set forth in this Section 1.3) equals or exceeds the 2014 Net Revenue Target, then Care.com shall pay to the Equityholders, as set forth on Exhibit A, the 2014 Contingent Payment within five (5) Business Days after the 2014 Net Revenue has been finally determined in accordance with the procedures set forth in this Section 1.3.

(c)                                  Net Revenue Report.  Not later than January 15 of each of 2014 and 2015, Care.com will deliver to the Equityholders’ Representative (as defined in Section 1.6(a)) a report prepared in good faith detailing the calculation of the Net Revenue and any Contingent Payment that is due for such year (the “Net Revenue Report”).  The Equityholders’ Representative shall have the right to object to the calculation of such Net Revenue and the calculation of any Contingent Payment by delivering written notice to Care.com (the “Unresolved Objection”), with reasonable detail regarding the basis for its objection, not later than ten (10) days after the receipt of the Net Revenue Report.  If an Unresolved Objection is not delivered by the Equityholders’ Representative within such ten (10)-day period, the Net Revenue Report and Care.com’s calculation of the Contingent Payment will be final and binding on the Equityholders.  If the Equityholders’ Representative delivers an Unresolved Objection to the calculation of such Net Revenue or any Contingent Payment within such ten (10)-day period, such Unresolved Objection shall be resolved (and the final Net Revenue Report (and the calculation of any Contingent Payment) shall be determined) as follows:

(i)                                     Care.com and the Equityholders’ Representative shall each use commercially reasonable efforts to resolve such Unresolved Objection and any such resolution shall be final and binding on all parties hereto.  If Care.com and the Equityholders’ Representative do not resolve all Unresolved Objections within thirty (30) days after Care.com’s receipt of the last received Unresolved Objection, then either Care.com or the Equityholders’ Representative may submit any such Unresolved Objection to a mutually agreed upon independent accountant (“Independent Accountant”).  Care.com and the Equityholders’ Representative shall direct the Independent Accountant to, within thirty (30) days following such submission, resolve such Unresolved Objections and such resolution shall be final and binding on all parties hereto.

(ii)                                  Each of Care.com and the Equityholders’ Representative shall submit to the Independent Accountant (with a copy delivered to the other on the same day), within ten (10) days after the date of the engagement of the Independent Accountant, a memorandum (which may include supporting exhibits) setting forth their respective positions on such Unresolved Objections.  Each of Care.com and the Equityholders’ Representative may (but shall not be required to) submit to the Independent Accountant (with a copy delivered to the other on the same day), within twenty (20) days after the date of the engagement of the Independent Accountant, a memorandum responding to the initial memorandum submitted to the Independent Accountant by the other party.  Unless requested by the Independent Accountant in writing, no party hereto may present any additional information or arguments to the Independent Accountant, either orally or in writing.

(iii)                               Within forty-five (45) days after the date of its engagement hereunder, the Independent Accountant shall issue a written ruling which shall include a revised Net Revenue Report (setting forth the Independent Accountant’s calculation of Net Revenue and any Contingent Payment) as adjusted (A) pursuant to any resolutions to objections agreed upon by Care.com and the Equityholders’ Representative and (B) pursuant to the Independent Accountant’s resolution of the Unresolved Objections.  The Independent Accountant shall review only those matters specified in the Unresolved Objections and shall make no changes to the applicable Net Revenue Report (including the calculation of any Contingent Payment) except as are required to resolve the Unresolved Objections.  Any Net Revenue Report (and the calculation of any Contingent Payment) provided by the Independent Accountant pursuant to this Section 1.3(c)(iii) shall be deemed to be the final Net Revenue Report for such year and it shall be final and binding on all parties hereto.

(iv)                              The resolution by the Independent Accountant of the Unresolved Objections shall be conclusive and binding upon the Company, Care.com, the Equityholders’ Representative and the Equityholders.  The Company, Care.com, the Equityholders’ Representative and the Equityholders agree that the procedure set forth in this Section 1.3(c) for resolving disputes with respect to any Net Revenue Report and any Contingent Payment shall be the sole and exclusive remedy for resolving any such disputes.  The Independent Accountant’s determination may be enforced in any court of competent jurisdiction, but the substance of the Independent Accountant’s determination shall not be subject to review.

(v)                                 Care.com, on the one hand, and the Equityholders’ Representative (solely on behalf of the Equityholders and in its capacity as the Equityholders’ Representative, not in its individual capacity), on the other hand, shall each be responsible for one-half of the fees and expenses of the Independent Accountant as incurred. Thereafter, the party that prevails in any enforcement of such determination shall be entitled to have its share of the Independent Accountant’s fees that it paid reimbursed by the other party promptly upon demand.

(d)                                 Assumption of Obligations.  For as long as the Equityholders are eligible to receive any of the payments described in Section 1.3(a) or Section 1.3(b), Care.com shall not consummate a Change of Control unless the surviving or successor entity in such transaction agrees to assume all of Care.com’s obligations under this Section 1.3.

For purposes of this Section 1.3, “Change of Control” means the occurrence of any of the following events:  (1) the consummation of any transaction (including a merger or consolidation) the result of which is that any Person becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, as amended, except that a Person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the outstanding capital stock of Care.com entitled to vote in the election of directors of Care.com (determined on an as-converted common stock basis); or (2) a Deemed Liquidation Event (as defined in the Restated Certificate) without regard to any election by the Requisite Holders (as defined in the Restated Certificate).

SECTION 1.4                                          Working Capital Adjustment.

(a)                                 Estimated Closing Balance Sheet and Working Capital Amount.  The Company will prepare or cause to be prepared and delivered to Care.com, not later than one (1) day prior to the Closing Date, an estimated balance sheet of the Company as of the Closing Date, prepared in good faith (the “Estimated Closing Balance Sheet”), together with a written statement setting forth in reasonable detail its determination of the Working Capital as of the Closing Date (the “Estimated Working Capital Amount”).  The Estimated Closing Balance Sheet and the Estimated Working Capital Amount shall be in form and substance reasonably acceptable to Care.com and will be prepared in accordance with the definition of “Working Capital”.

(b)                                 Closing Balance Sheet.  Within ninety (90) days after the Closing Date, Care.com will prepare or cause to be prepared, and will provide to the Equityholders’ Representative, a balance sheet of the Company as of the Closing Date (the “Closing Balance Sheet”), together with a written statement setting forth in reasonable detail its determination of the Working Capital (the “Final Working Capital Amount”), in each case as of the Closing Date as reflected on the Closing Balance Sheet (the “Closing Statement”).  The Closing Balance Sheet and the Closing Statement will be prepared in accordance with GAAP.  Until the earlier of

(i) the final determination of the Closing Statement and (ii) the submission of the Dispute Notice in accordance with Section 1.4(c), Care.com and the Company shall provide the Equityholders’ Representative with access to the books and records of the Company, including the workpapers used by Care.com in the preparation of the Closing Balance Sheet and the Closing Statement, for the purposes of enabling the Equityholders’ Representative to calculate, and to review Care.com’s calculation of, any item on the Closing Balance Sheet and/or the Closing Statement; provided that (1) such access does not unreasonably interfere with the normal operations of Care.com or any of its Affiliates (including the Company) and (2) all requests for access shall be directed to the general counsel of Care.com or such other individuals as such general counsel on behalf of Care.com may designate in writing from time to time.  If the Equityholders’ Representative does not deliver the Dispute Notice to Care.com prior to the expiration of the Review Period, Care.com’s calculation of the items on the Closing Balance Sheet and/or the Closing Statement shall be deemed final and binding on Care.com, the Company, the Equityholders’ Representative and the Equityholders for all purposes of this Agreement.

(c)                                  Dispute Notice.  If the Equityholders’ Representative disputes the calculation of any item on the Closing Balance Sheet and/or the Closing Statement, then the Equityholders’ Representative shall deliver a written notice (the “Dispute Notice”) to Care.com at any time during the 30-day period commencing upon receipt by the Equityholders’ Representative of the Closing Balance Sheet and the Closing Statement, all as prepared by Care.com in accordance with the requirements of Section 1.4(b) (subject to extension for any period of inadequate access to the underlying records) (the “Review Period”).  The Dispute Notice shall set forth the basis for the dispute of any such calculation in reasonable detail.

(d)                                 Resolution of Disputes.  Care.com and the Equityholders’ Representative will attempt to resolve the matters raised in the Dispute Notice in good faith.  In the event the matters raised in the Dispute Notice are not resolved within thirty (30) days after delivery of the Dispute Notice, either Care.com or the Equityholders’ Representative may provide written notice to the other that they elect to submit the disputed items to the Independent Accountant.  The Independent Accountant will promptly, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, review only those items and amounts specifically set forth and disputed in the Dispute Notice and resolve the dispute with respect to each such specific item and amount in accordance with GAAP, and any amount determined by the Independent Accountant must be within the range proposed by each party.  In conducting its review, unless requested by the Independent Accountant in writing, the Independent Accountant shall base its determination solely on presentations of Care.com and the Equityholders’ Representative (i.e., no independent review); provided that each of Care.com and the Equityholders’ Representative shall have a reasonable opportunity to meet with the Independent Accountant to provide its views as to any disputed issues with respect to the calculation of any item on the Closing Balance Sheet and/or the Closing Statement.  The fees and expenses of the Independent Accountant will be shared equally by the Equityholders and Care.com, and the decision of the Independent Accountant with respect to the items of the Closing Balance Sheet and/or the Closing Statement submitted to it will be final, conclusive and binding on the parties.  Each of the parties to this Agreement agrees to use its commercially reasonable efforts to cooperate with the Independent Accountant and to cause the Independent Accountant to resolve any matters raised in the Dispute Notice no later than thirty (30) Business Days after selection of the Independent Accountant.

(e)                                  Working Capital Adjustment.  Promptly, and in any event no later than the third (3rd) Business Day, after final determination of the Closing Balance Sheet and the Closing Statement in accordance with Section 1.4(b) or (d), (i) if the Final Working Capital Amount (as finally determined in accordance with Section 1.4(b) or (d), as applicable) exceeds the Estimated Working Capital Amount (a “Surplus”) by an amount greater than $10,000, then Care.com shall pay to each Equityholder his or her pro rata share (as set forth on Exhibit A) of the entire amount of the Surplus or (ii) if the Final Working Capital Amount (as finally determined in accordance with Section 1.4(b) or (d), as applicable) is less than the Estimated Working Capital Amount (the “Shortfall”) by an amount greater than $10,000, then the Equityholders shall pay to Care.com the entire amount of the Shortfall.

SECTION 1.5                                          The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date hereof at the offices of Latham & Watkins LLP, located at 1000 Winter Street, Suite 3700, Waltham, MA.  The date of the Closing is herein referred to as the “Closing Date.”  The Closing shall be deemed to occur at 12:01 a.m. Boston time on the Closing Date.  The Breedlove Payment shall be deemed to occur prior to the Closing.

SECTION 1.6                                          Equityholders’ Representative.

(a)                                 By the execution and delivery of this Agreement, each Equityholder hereby irrevocably constitutes and appoints William Breedlove as his or her true and lawful agent and attorney-in-fact (the “Equityholders’ Representative”), with full power of substitution to act in such Equityholder’s name, place and stead with respect to all transactions contemplated by and all terms and provisions of this Agreement, and to act on such Equityholder’s behalf in any dispute, litigation or arbitration involving this Agreement, and to do or refrain from doing all such further acts and things, and execute all such documents as the Equityholders’ Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including, without limitation, the power:

(i)                                     to waive any condition to the obligations of such Equityholder to consummate the transactions contemplated by this Agreement;

(ii)                                  to execute and deliver all ancillary agreements, certificates and documents, and to make representations and warranties therein, on behalf of such Equityholder which the Equityholders’ Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

(iii)                               to do or refrain from doing any further act or deed on behalf of such Equityholder which the Equityholders’ Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement, as fully and completely as such Equityholder could do if personally present;

(iv)                              to give and receive notices and communications (including to Care.com and the Escrow Agent);

(v)                                 to authorize payment to Care.com from the Escrow Account in satisfaction of claims by Care.com in accordance with the terms of the Escrow Agreement and this Agreement;

(vi)                              to object to such payments, to agree to negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; and

(vii)                           to amend this Agreement or the Escrow Agreement on behalf of the Equityholders.

The Equityholders’ Representative may resign at any time, provided that it reasonably cooperates with the Equityholders for the appointment of a successor Equityholders’ representative.

(b)                                 The appointment of the Equityholders’ Representative shall be deemed coupled with an interest and shall be irrevocable, and Care.com, its Affiliates and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Equityholders’ Representative on behalf of the Equityholders in all matters referred to herein.  All notices delivered by Care.com or the Company (following the Closing) to the Equityholders’ Representative (whether pursuant hereto or otherwise) for the benefit of the Equityholders shall constitute notice to the Equityholders.  The Equityholders’ Representative shall act for the Equityholders on all of the matters set forth in this Agreement.

(c)                                  All actions, decisions and instructions of the Equityholders’ Representative taken, made or given pursuant to the authority granted to the Equityholders’ Representative pursuant to this Section 1.6 shall be conclusive and binding upon each Equityholder, and no Equityholder shall have the right to object, dissent, protest or otherwise contest the same.

(d)                                 The provisions of this Section 1.6 are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death or dissolutions, granted by the Equityholders to the Equityholders’ Representative and shall be binding upon the executors, heirs, legal representatives, successors and assigns of each such Equityholder.

(e)                                  Notwithstanding any provision to the contrary in this Section 1.6 or any other section of this Agreement, either Equityholder can terminate the appointment and agency relationship of William Breedlove as the Equityholders’ Representative and the power and authority granted to such Equityholders’ Representative hereunder upon written notice to Care.com and the other Equityholder; provided that the termination of William Breedlove as the Equityholders’ Representative shall not be effective for any purpose under this Agreement unless and until such time as (i) the Equityholders have appointed a replacement Equityholders’ Representative and provided notice of the appointment of such replacement to Care.com and (ii) such replacement Equityholders’ Representative has delivered to Care.com a counterpart signature page hereto pursuant to which such replacement Equityholders’ Representative confirms his, her or its agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to William Breedlove in his capacity as the Equityholders’ Representative immediately prior to the effectiveness of such replacement.

SECTION 1.7                                          Withholding Rights.  Each of Care.com and the Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Equityholder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of state, local or foreign Tax Law.  To the extent that amounts are so withheld and paid over by Care.com or the Company, as applicable, in accordance with the foregoing, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Equityholder in respect of which such deduction and withholding was made by Care.com or the Company.  For the avoidance of doubt, to the extent any amounts are required to be withheld from any distributions from the Escrow Funds, the Escrow Agent shall be authorized to make withholding payments to the appropriate Taxing Authority to enable Care.com or the Company, as applicable, to comply with its withholding obligations as set forth herein.

SECTION 1.8                                          Tax Treatment.  The Parties agree, for federal income tax purposes, to treat the Care.com’s purchase of the equity in the Company in a manner consistent with Situation 2 of Revenue Ruling 99-6, 1999-1 C.B. 432.  Specifically, Care.com and Equityholders agree that such acquisition will be treated (A) by the Equityholders as if they had sold their interests in the Company to Care.com, and (B) by Care.com as if it had purchased the assets of the Company.  The Parties further agree that (A) the transfer of the interests in the Company shall result in a termination of the Company for purposes of Section 708 of the Code, (B) the taxable year of the Company shall close as of the end of the day on the Closing Date, and (C) any business conducted by the Company following the Closing Date shall be for the account of Care.com.  The Parties further agree that, to the maximum extent permitted by Law, all payments made pursuant to Section 1.3 and Section 1.4 above shall, for Tax purposes, be treated as an adjustment to the Purchase Price.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company and each of the Equityholders represent and warrant to Care.com that, except as set forth in the Company Disclosure Schedule, the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).  The Company Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II.  The disclosures in any section or subsection of the Company Disclosure Schedule shall qualify other sections and subsections in this Article II only to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.  For purposes of these representations and warranties, the term “Company” shall include the Company’s predecessors in interest, including without limitation Breedlove & Associates, L.P. and Breedlove Ventures, Inc.

SECTION 2.1                                          Organization, Qualification and Corporate Power.  The Company is a limited liability company duly organized, validly existing and in corporate and tax good standing under the laws of the State of Texas.  The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction listed in

Section 2.1 of the Company Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Company’s businesses or the ownership or leasing of its properties requires such qualification, except for such jurisdictions where the failure to so qualify would not have a Company Material Adverse Effect.  The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  The Company has furnished to Care.com complete and accurate copies of its Certificate of Formation and Company Agreement (the “Formation Documents”).  The Company is not in default under or in violation of any provision of its Formation Documents.

SECTION 2.2                                          Capitalization.  The authorized, issued and outstanding ownership interests of the Company are set forth on Schedule 2.2(a) of the Company Disclosure Schedule.  All of the issued and outstanding units of ownership interests of the Company are duly authorized, validly issued, fully paid and nonassessable.  As of the date of this Agreement, except as set forth on Schedule 2.2(a) of the Company Disclosure Schedule, there are no outstanding options, warrants or other rights of any kind to acquire any additional units of ownership interests of the Company or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional units, nor is the Company committed to issue any such option, warrant, right or security.  Except as set forth on Schedule 2.2(a) of the Company Disclosure Schedule, there are no agreements or understandings to which the Company is a party with respect to the voting of any units of ownership interests of the Company or which restrict the transfer of any such units.  Except as set forth on Schedule 2.2(a) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any units of ownership interests, other equity interests or any other securities of the Company.  Except as set forth on Schedule 2.2(a) of the Company Disclosure Schedule, the Company is not under any obligation by reason of any agreement to register the offer and sale or resale of any of its securities under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”).

SECTION 2.3                                          Authorization of Transaction.  The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby has been duly and validly authorized by all necessary corporate action on the part of the Company.  This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity.

SECTION 2.4                                          Noncontravention.  Neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Formation Documents, (b) require on the part of the Company any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company is a party or by which the Company is bound or to which any of its assets is subject, (d) result in the imposition of any Security Interest upon any assets of the Company or (e) violate any order, writ, injunction, decree, statute, rule or regulation of a Governmental Entity applicable to the Company or any of their properties or assets.

SECTION 2.5                                          Subsidiaries.  The Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity.  The Company is not a participant in any joint venture, partnership or similar arrangement.

SECTION 2.6                                          Financial Statements.  The Company has provided to Care.com the Company Financial Statements.  The Company Financial Statements (i) have been prepared on a cash-basis of accounting (except for the Most Recent Company Balance Sheet, which has been prepared on an accrual basis) and (ii) fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations for the periods indicated, consistent with the books and records of the Company.

SECTION 2.7                                          Absence of Certain Changes.  Except as set forth in Section 2.7 of the Company Disclosure Schedule, since the Most Recent Balance Sheet Date, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) the Company has not taken any of the actions set forth in paragraphs (a) through (m) of Section 5.2.

SECTION 2.8                                          No Undisclosed Liabilities.  The Company does not have any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Company Balance Sheet, (b) liabilities shown on the Estimated Closing Balance Sheet, and (c) contractual and other financial obligations of less than $10,000, individually or in the aggregate, incurred in the Ordinary Course of Business.

SECTION 2.9                                          Tax Matters.

(a)                                 The Company has properly filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns are true, correct and complete in all material respects.  The Company has paid on a timely basis all Taxes, whether or not shown on any Tax Return, that were due and payable.  The unpaid Taxes of the Company for Tax periods through the date of the Most Recent Company Balance Sheet and all unpaid Taxes of the Company for all Tax periods commencing after the date of the Most Recent Company Balance Sheet arose in the Ordinary Course of Business  and are of a type and amount commensurate with Taxes attributable to prior similar periods.  No claim has ever been made by an authority in a jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(b)                                 All Taxes that the Company is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity, and the Company has complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.

(c)                                  At all times since its formation, the Company (including for this purpose any predecessor entity) has been classified as a partnership for federal income Tax purposes.

(d)                                 The Company has delivered or made available to Care.com (i) complete and correct copies of all income Tax Returns and all other material Tax Returns of the Company relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company relating to Taxes for all taxable periods for which the statute of limitations has not yet expired, and (iii) complete and correct copies of all material agreements, rulings, settlements or other Tax documents with or from any Governmental Entity relating to Tax incentives of the Company.

(e)                                  There are no pending or, to the Company’s Knowledge, threatened audits, investigations, disputes, notices of deficiency, claims or other actions for or relating to any liability for Taxes of the Company.  The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)                                   There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company, other than with respect to Taxes not yet due and payable.

(g)                                  The Company does not have and has not had a permanent establishment in any foreign country as defined in any applicable Tax treaty or convention between the United States and such foreign country.

(h)                                 The Company has not engaged in a “reportable transaction” as set forth in Treasury Regulation section 1.6011-4(b) or a “listed transaction” as set forth in Treasury Regulation section 301.6111-2(b)(2) or any analogous provision of state or local Law.  The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(i)                                     None of the transactions contemplated hereby are subject to withholding under Section 1445 of the Code or otherwise.

SECTION 2.10                                   Assets.

(a)                                 The Company is the true and lawful owner, and has good title to, all of the assets (tangible or intangible) purported to be owned by the Company, free and clear of all Security Interests.  The Company owns or leases all tangible assets sufficient for the conduct of its businesses as presently conducted and as presently proposed to be conducted.  Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

(b)                                 Section 2.10(b) of the Company Disclosure Schedule lists individually (i) all fixed assets (within the meaning of GAAP) of the Company, indicating at a minimum the cost and date of purchase of each such fixed asset as of the Most Recent Balance Sheet Date, and (ii) all other assets of a tangible nature of the Company.

(c)                                  Each item of equipment, motor vehicle and other asset that the Company has possession of pursuant to a lease agreement or other contractual arrangement to which the Company is a party is in such condition that, upon its return to its lessor or owner under the applicable lease or contract, the obligations of the Company to such lessor or owner will have been discharged in full.

SECTION 2.11                                   Owned Real Property.  The Company does not own, nor has it ever owned, any real property.

SECTION 2.12                                   Real Property Leases.  Section 2.12 of the Company Disclosure Schedule lists all Leases.  The Company has delivered to Care.com complete and accurate copies of such Leases.  With respect to each such Lease:

(a)                                 such Lease is legal, valid, binding, enforceable and in full force and effect;

(b)                                 such Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c)                                  neither the Company nor, to the Knowledge of the Company and the Equityholders, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the Knowledge of the Company and the Equityholders, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the Knowledge of the Company and the Equityholders, any other party under such Lease;

(d)                                 there are no disputes, oral agreements or forbearance programs in effect as to such Lease;

(e)                                  the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

(f)                                   to the Knowledge of the Company and the Equityholders, all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities; and

(g)                                  the Company is not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such Lease which would reasonably be expected to materially impair the current uses or the occupancy by the Company of the property subject thereto.

SECTION 2.13                                   Intellectual Property.

(a)                                 Section 2.13(a) of the Company Disclosure Schedule lists and separately identifies: (x) all Company Registered Intellectual Property (setting forth, for each item, the full legal name of the owner of record, applicable jurisdiction, status, application or registration number, and date of application, registration or issuance, as applicable, and including the following information: (A) for each registered trademark, trade name or service mark, the class of goods covered and all upcoming due dates and filing deadlines up to and including the date that is six months after the Agreement Date; (B) for each URL or domain name, any renewal date and the name of registry; and (C) for each registered mask work, the date of first commercial exploitation); and (y) all hardware products and tools, software and firmware products and tools, and services that are currently sold, published, offered for sale, or under development by the Company.  The Company has complied with all the requirements of all United States and foreign patent offices and all other applicable Governmental Entities to maintain the Company Registered Intellectual Property in full force and effect, including payment of all required fees when due to such offices or agencies.

(b)                                 Each item of Company Intellectual Property is either: (i) owned solely by the Company free and clear of any Liens, or (ii) rightfully used and authorized for use by the Company and its permitted successors pursuant to a valid and enforceable written license.  The Company has had and currently has all rights in the Company Intellectual Property necessary to carry out the Company’s former activities, current activities and planned activities with respect to the Company Products, including any of the Company Products currently under development, including in each case rights to make, use, exclude others from using, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, sublicense, rent, lease, assign and sell the Company Intellectual Property in all geographic locations and fields of use.  Title to all Company Intellectual Property owned or purported to be owned by the Company, whether beneficially or otherwise, is held by and in the name of the Company.  The Company Intellectual Property includes all Intellectual Property used, in use or held for use in the business of the Company as previously conducted, as currently conducted and as currently proposed to be conducted, and there is no other Intellectual Property that is material to or necessary for the business of the Company as previously conducted, as currently conducted or as currently proposed to be conducted.  The transactions contemplated under this Agreement will not alter, impair or otherwise affect any rights of the Company in any Company Intellectual Property.

(c)                                  The Company is in compliance with and has not breached, violated or defaulted under, or received written notice it has breached, violated or defaulted under, any of the terms or conditions of any license, sublicense or other agreement to which the Company is a party or is otherwise bound relating to any of the Company Intellectual Property, nor to the Company’s Knowledge has there been or is there any event or occurrence that would reasonably be expected to constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both).  Each such agreement is in full force and effect, and the Company is not in default thereunder, nor to the Company’s Knowledge is any party obligated to the

Company pursuant to any such agreement in default thereunder.  Immediately following the Closing Date, the Company will be permitted to exercise all of the Company’s rights under such contracts, licenses and agreements to the same extent the Company would have been able to had the transactions contemplated hereunder not occurred and without the payment of any additional amounts or consideration other than fees, royalties or payments which the Company would otherwise have been required to pay had the transactions contemplated hereunder not occurred.  The Company is not obligated to provide any consideration (whether financial or otherwise) to any third Person, nor is any third Person otherwise entitled to any consideration, with respect to any exercise of rights by the Company in the Company Intellectual Property.

(d)                                 The use of the Company Intellectual Property (including the Company Products) by the Company as previously used, as currently used and, with respect to Company Products currently under development, as currently proposed to be used, has not infringed and does not and will not infringe any other Person’s copyrights, trade secret rights, right of privacy, right in personal data, moral right, patent, trademark, service mark, trade name, firm name, logo, trade dress, mask work or other Intellectual Property right, or give rise to any claim of unfair competition under any applicable Law.  No claims (i) challenging the validity, enforceability, effectiveness or ownership by the Company of any of the Company Intellectual Property or (ii) to the effect that the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Company Intellectual Property by the Company or by any licensee of the Company, infringes or will infringe on any intellectual property or other proprietary or personal right of any Person have been asserted against the Company or, to the Company’s Knowledge, are threatened by any Person nor, to the Company’s Knowledge, does there exist any valid basis for such a claim.  There are no Legal Proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings, pending that relate to any of the Company Intellectual Property, other than review of pending patent and trademark applications, and to the Company’s Knowledge no such proceedings are threatened or contemplated by any Governmental Entity or any other Person.  All Company Registered Intellectual Property is valid and subsisting and enforceable.  To the Company’s Knowledge, there is no unauthorized use, infringement, or misappropriation by any third party or current or former employee of the Company of any Company Intellectual Property owned by the Company.

(e)                                  Except as set forth in Section 2.13(e) of the Company Disclosure Schedule, the Company has obtained from all parties (including current and former employees and current or former consultants and subcontractors of the Company) who have created any portion of, or otherwise who would have any rights in or to, the Company Intellectual Property purported to be owned by the Company valid and enforceable written assignments of any such work, invention, improvement or other rights to the Company and has delivered true and complete copies of such assignments to Care.com.  Section 2.13(e) of the Company Disclosure Schedule sets forth a complete and accurate list of all parties (including current and former employees and current or former consultants and subcontractors of the Company) who have created any portion of, or otherwise who would have any rights in or to, the Company Intellectual Property owned by the Company and whom have not executed valid and enforceable written assignments of any such work, invention, improvement or other rights to the Company.  No current or former employee, consultant or former consultant of the Company has ever excluded any Intellectual Property from any written assignment executed by any such Person in connection with work performed for or on behalf of the Company. All amounts payable by the Company to consultants and former consultants involved in the development of any Company Intellectual Property have been paid in full.

(f)                                   The Company has not disclosed or delivered to any escrow agent or any other Person any of the source code relating to any Company Intellectual Property (except to employees of the Company in their normal employment responsibilities, each of whom is subject to a written agreement requiring such employee to maintain the confidentiality of such information), and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any source code to any Person who is not, as of the date of this Agreement, a current employee of the Company.

(g)                                  The Company has taken commercially reasonable measures to protect its ownership of, and rights in, all Company Intellectual Property owned by the Company in accordance with reasonable industry practices. Without limiting the foregoing, the Company has not made any of its trade secrets or other confidential or proprietary information that it intended to maintain as confidential (including source code with respect to Company Intellectual Property) available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such information and to former employees of the Company.  The Company has delivered true and complete copies of such agreements to Care.com.

(h)                                 Neither the Company Intellectual Property nor the Company IT Assets contain any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware.  To the Company’s Knowledge, neither the Company Intellectual Property (including any Company Products) nor the Company IT Assets contains any unauthorized feature (including any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine) that causes the software or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any Person.

(i)                                     Other than off-the-shelf, shrink-wrap, and click-through software licenses, Section 2.13(i) of the Company Disclosure Schedule sets forth an accurate and complete list of (i) all express and implied license and similar agreements granting or assigning any right (whether contingent or otherwise) to own, use or practice any rights under any Company Intellectual Property, indicating for each such agreement whether the Company is the licensee or licensor thereunder, excluding any agreements required to be listed in Section 2.13(j) or 2.13(k) of the Company Disclosure Schedule, and (ii) all consents, settlements, decrees, orders, injunctions, judgments or rulings governing the ownership, use, validity or enforceability of the Company Intellectual Property.

(j)                                    Other than off-the-shelf, shrink-wrap, and click-through software licenses, Section 2.13(j) of the Company Disclosure Schedule contains a complete and accurate list of all third-party Intellectual Property (other than Third Party Software) (i) sold with, incorporated into, distributed in connection with or used in the development of any Company Product

(including any Company Product currently under development) or (ii) used or held for use by the Company for any other purpose.

(k)                                 Other than off-the-shelf, shrink-wrap, and click-through software licenses, Section 2.13(k) of the Company Disclosure Schedule contains a complete and accurate list of all Third Party Software setting forth for each such item (i) the name and version of such item, (ii) the name of the owner and/or licensor of such item, (iii) all licenses and other agreements pursuant to which the Company holds rights to such item, (iv) the Company Product(s), including version numbers, to which such item relates, if any (v) whether such item is used internally by or on behalf of the Company, (vi) whether such item is distributed by or on behalf of the Company (whether on a standalone basis or as an embedded or bundled component) and, if so, whether such item is distributed in source, binary or other form, (vii) whether such item is hosted, offered as a service or made available in a service bureau or in any similar manner by or on behalf of the Company (whether on a standalone basis or as an embedded or bundled component), (viii) whether the Company permits any third party to host, offer as a service or make available in a service bureau or in any similar manner such item (whether on a standalone basis or as an embedded or bundled component), (ix) whether such item has been modified by or on behalf of the Company, and (x) whether such item is used by or on behalf of the Company to generate code or other material, and if so, a description (consistent with the disclosure requirements under clauses (v) through (ix) above) of the use, modification, hosting and/or distribution of such generated code or other material.  For purposes of this Section 2.13(k), “Company Product” includes any Company Product under development.  The Company has not been subjected to an audit of any kind in connection with any license or other agreement pursuant to which the Company hold rights to any Publicly Available Software or other Third Party Software, nor received any notice of intent to conduct any such audit.  The Company has not incorporated into any Company Product or otherwise accessed, used, modified or distributed any Third Party Software, in whole or in part, in a manner that may (A) require any Company Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (B) grant, or require the Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Intellectual Property, (C) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Intellectual Property, or (D) otherwise impose any limitation, restriction or condition on the right or ability of the Company to use, hold for use, license, host, distribute or otherwise dispose of any Company Intellectual Property, and the Company has no plans to do any of the foregoing.

(l)                                     None of the Company’s agreements (including any agreement for the performance of professional services by or on behalf of the Company) confers upon any Person other than the Company any ownership right, exclusive license or other exclusive right with respect to any Intellectual Property developed or delivered in connection with such agreement.  The Company has not (i) transferred ownership of, or granted any exclusive license with respect to, any Company Intellectual Property owned or purported to be owned by the Company to any other Person or (ii) granted any customer the right to use any Company Product or portion thereof on anything other than a non-exclusive basis or for anything other than such customer’s internal business purposes.

(m)                             No funding, facilities or personnel of any educational institution or Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property owned or purported to be owned by the Company, including any portion of a Company Product.  The Company is not and has never been a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel the Company to grant or offer to any third Person any license or right to such Company Intellectual Property.  Section 2.13(m) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) any and all grants and similar funding received by the Company (including their respective predecessors), including the name of the granting authority and the status and material terms thereof and (ii) any standards bodies or similar organizations of which the Company (or any of their predecessors) has ever been a member, promoter or contributor.  To the Company’s Knowledge, no current or former employee, consultant or independent contractor of the Company who was involved in, or contributed to, the creation or development of any Company Intellectual Property has performed services for any Governmental Entity, for a university, college or other educational institution or research center immediately prior to or during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.  The Company has not provided Company Intellectual Property to any Governmental Entity.

(n)                                 There is no governmental prohibition or restriction on the use of any Company Intellectual Property owned or purported to be owned by the Company in any jurisdiction in which the Company currently conducts or has conducted business or on the export or import of any of the Company Intellectual Property from or to any such jurisdiction.

(o)                                 Except as set forth in Section 2.13(o) of the Company Disclosure Schedule, the Company has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to any of the Company Intellectual Property or any Intellectual Property that was formerly Company Intellectual Property.

(p)                                 The Company IT Assets are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the business of the Company as previously conducted, as currently conducted and as currently proposed to be conducted.  The Company IT Assets have not materially malfunctioned or failed.  The Company has implemented reasonable backup, security and disaster recovery technology consistent with industry practices, and no Person has gained unauthorized access to any Company IT Assets.

SECTION 2.14                                   Inventory.  The Company has no inventory.

SECTION 2.15                                   Contracts.

(a)                                 Section 2.15 of the Company Disclosure Schedule lists the following agreements (written or oral) to which the Company or any Subsidiary is a party as of the date of this Agreement:

(i)                                     any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $10,000 per annum or having a remaining term longer than three months;

(ii)                                  any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $10,000, or (C) in which the Company has granted “most favored nation” pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii)                               any dealer, joint marketing or development contract or agreement, or any sales representative, remarketer or referrer or similar agreement;

(iv)                              any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(v)                                 any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $10,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(vi)                              any agreement for the disposition of any significant portion of the assets or business of the Company (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

(vii)                           any agreement concerning confidentiality (other than standard non-disclosure agreements entered into in the Ordinary Course of Business);

(viii)                        any employment or consulting agreement;

(ix)                              any agreement involving any current or former officer, director, manager or equityholder of the Company or an Affiliate thereof;

(x)                                 any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

(xi)                              any agreement which contains any provisions requiring the Company or any Subsidiary to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business);

(xii)                           any agreement that could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of the Company, Care.com or any of its subsidiaries as currently conducted and as currently proposed to be conducted;

(xiii)                        any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business;

(xiv)                       any agreement which would entitle any third party to receive a license or any other right to intellectual property of Care.com or any of Care.com’s Affiliates following the Closing; and

(xv)                          any other agreement (or group of related agreements) either involving more than $100,000 or not entered into in the Ordinary Course of Business.

(b)                                 The Company has delivered to Care.com a complete and accurate copy of each agreement listed in Section 2.13 or Section 2.15 of the Company Disclosure Schedule.  With respect to each agreement so listed:  (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company nor, to the Knowledge of the Company and the Equityholders, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the Knowledge of the Company and the Equityholders, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the Knowledge of the Company and the Equityholders, any other party under such agreement.

SECTION 2.16                                   Accounts Receivable.  All accounts receivable of the Company and the Subsidiaries reflected on the Most Recent Balance Sheet (other than those paid since such date) are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Most Recent Balance Sheet.  A complete and accurate list of the accounts receivable reflected on the Most Recent Balance Sheet, showing the aging thereof, is included in Section 2.16 of the Company Disclosure Schedule.  All accounts receivable of the Company and the Subsidiaries that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible (within 90 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet.  The Company has not received any written notice from an account debtor stating that any account receivable in an amount in excess of $25,000 is subject to any contest, claim or setoff by such account debtor.

SECTION 2.17                                   Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of the Company.

SECTION 2.18                                   Insurance.  Section 2.18 of the Company Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party, all of which are in full force and effect.  Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company.  There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy.  All premiums due and payable under all such policies have been paid, the Company will not be liable for retroactive premiums or similar payments, and the Company is otherwise in compliance in all material respects with the terms of such policies.  The Company has no knowledge of any threatened termination of, or premium increase with respect to, any such policy.  Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

SECTION 2.19                                   Litigation.  Except as set forth in Section 2.19 of the Company Disclosure Schedule, there is no Legal Proceeding which is pending or has been threatened in writing against the Company which (a) seeks either damages in excess of $10,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no judgments, orders or decrees outstanding against the Company.

SECTION 2.20                                   Product Warranties.  Each product (including any software product) or service developed, manufactured, sold, licensed, leased, distributed, provided, delivered or made available by the Company, including any Company Websites (collectively, the “Company Products”) conforms and has been in conformity in all material respects with the specifications for such Company Product, all applicable contractual commitments and all applicable express and implied warranties.  The Company has no liability or obligation (and to the Company’s Knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any liability or obligation) for replacement or repair thereof or other damages in connection therewith except liabilities or obligations for replacement or repair incurred in the ordinary course of business consistent with past practice.  Section 2.20 of the Company Disclosure Schedule includes a copy of the standard terms and conditions of sale, license, or lease for each of the Company Products.  No Company Product is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by applicable Law.

SECTION 2.21                                   Employees.

(a)                                 Section 2.21 of the Company Disclosure Schedule contains a list of all employees of the Company along with the position and the annual rate of compensation of each such person.  Each current employee of the Company has entered into a confidentiality/assignment of inventions agreement with the Company, a copy or form of which has previously been delivered to Care.com.  Section 2.21 of the Company Disclosure Schedule contains a list of all employees of the Company who are a party to a non-competition agreement with the Company.  All of the agreements referenced in the second sentence of this Section 2.21 will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.  Section 2.21 of the Company Disclosure Schedule contains a list of all employees of the Company who are not citizens of the United States.  To the Knowledge of the Company, no key employee or group of employees has any plans to terminate employment with the Company.  The Company is in material compliance with all applicable Laws relating to the hiring and employment of employees.

(b)                                 The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.  The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company.

SECTION 2.22                                   Employee Benefits.

(a)                                 Section 2.22(a) of the Company Disclosure Schedule contains a complete and accurate list of all Company Plans.  Complete and accurate copies of (i) all Company Plans which have been reduced to writing, (ii) written summaries of all unwritten Company Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last five plan years for each Company Plan, have been delivered to Care.com.

(b)                                 Each Company Plan has been administered in all material respects in accordance with its terms and each of the Company and the ERISA Affiliates has in all material respects met its obligations with respect to each Company Plan and has made all required contributions thereto.  The Company, each ERISA Affiliate and each Company Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA).  All filings and reports as to each Company Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted.  No Company Plan has assets that include securities issued by the Company or any ERISA Affiliate.

(c)                                  There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan that could give rise to any material liability.

(d)                                 All the Company Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Company Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.  Each Company Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

(e)                                  Neither the Company nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(f)                                   At no time has the Company or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g)                                  There are no unfunded obligations under any Company Plan providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable Law and insurance conversion privileges under state law.  The assets of each Company Plan which is funded are reported at their fair market value on the books and records of such Company Plan.

(h)                                 No act or omission has occurred and no condition exists with respect to any Company Plan that would subject the Company or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan.

(i)                                     No Company Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(j)                                    Each Company Plan is amendable and terminable unilaterally by the Company at any time without liability or expense to the Company or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Plan.

(k)                                 Section 2.22(k) of the Company Disclosure Schedule discloses each: (i) agreement with any equityholder, director, manager, executive officer or other key employee of the Company (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, manager, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding the Company, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(l)                                     Section 2.22(l) of the Company Disclosure Schedule sets forth the policy of the Company with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of June 30, 2012.

(m)                             Each Company Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated since January 1, 2005 in good faith compliance with Code Section 409A and IRS Notice 2005-1.  No Company Plan that is a “nonqualified deferred compensation plan” has been materially modified (as determined under Notice 2005-1) after October 3, 2004.  No event has occurred that would be treated by Code Section 409A(b) as a transfer of property for purposes of Code Section 83.  No stock option or equity unit option granted under any Company Plan has an exercise price that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

SECTION 2.23                                   Environmental Matters.

(a)                                 The Company has complied with all applicable Environmental Laws.  There is no pending or, to the Knowledge of the Company and the Equityholders, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company.

(b)                                 The Company does not have any liabilities or obligations arising from its release or, to the Knowledge of the Company, the release by any other Person, of any Materials of Environmental Concern into the environment.

(c)                                  The Company is not a party to or bound by any court order, administrative order, consent order or other agreement between the Company and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

SECTION 2.24                                   Legal Compliance.  The Company is currently conducting, and has at all times since inception conducted, its business in compliance with each applicable Law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  Since inception, the Company has not received any notice or communication from any Governmental Entity alleging noncompliance with any applicable Law, rule or regulation.

SECTION 2.25                                   Customers and Agencies.  Section 2.25 of the Company Disclosure Schedule sets forth a list of (a) each person or entity that accounted for more than $100,000 in revenue of the Company during the last full fiscal year or for more than $50,000 in revenue during the interim period through the Most Recent Balance Sheet Date and the amount of revenues accounted for by such customer during each such period, (b) the twenty (20) agencies that referred the highest number of customers to the Company during the year ended December 31, 2011, and (c) the twenty (20) agencies that have referred the highest number of customers to the Company during the first six months of the year ending December 31, 2012, including for each agency referred to in clause (b) or (c) the number of customers obtained through such referrals.  No such customer or agency has indicated within the past year that it will stop, or decrease the rate of, buying products or services or referring customers, as applicable, to the Company.  To the Company’s Knowledge, no unfilled customer order or commitment obligating the Company to process, manufacture or deliver products or perform services will result in a loss to the Company upon completion of performance.  No purchase order or commitment of the Company is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.

SECTION 2.26                                   Permits.  Section 2.26 of the Company Disclosure Schedule sets forth a list of all Permits issued to or held by the Company.  Such listed Permits are the only Permits that are required for the Company to conduct its business as presently conducted or as proposed to be conducted.  Each such Permit is in full force and effect; the Company is in compliance with the terms of each such Permit; and, to the Knowledge of the Company and the Equityholders, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration.  Each such Permit will continue in full force and effect immediately following the Closing.

SECTION 2.27                                   Certain Business Relationships With Affiliates.  No Affiliate of the Company (a) owns any property or right, tangible or intangible, which is used in the business of the Company, (b) has any claim or cause of action against the Company other than ordinary course claims for wages and reimbursement for business expenses, or (c) owes any money to, or is owed any money by, the Company other than ordinary course claims for wages and reimbursement for business expenses.  Section 2.27 of the Company Disclosure Schedule describes any commercial transactions or relationships between the Company and any Affiliate thereof which occurred or have existed since the beginning of the time period covered by the Financial Statements.

SECTION 2.28                                   Projections.  The projections from April 2012 provided by the Company to Care.com were prepared by the Company in good faith using information reasonably available to management of the Company and represent Company management’s good faith estimates of the future performance of the Company for the periods referred to therein.

SECTION 2.29                                   Brokers’ Fees.  The Company does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

SECTION 2.30                                   Books and Records; Bank Accounts.  The books and records of the Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with good business and bookkeeping practices.  Section 2.30 of the Company Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Company and the Subsidiaries and the names of persons having signature authority with respect thereto or access thereto.  Neither the Company nor any of its members or managers has taken any actions at any meetings of the Company’s members, managers or any committee thereof, or via written consent in lieu of the holding of any such meetings, that has not been properly reflected in the books and records of the Company and delivered to Care.com.  Any actions that would have required the approval of the members or managers of the Company under the Formation Documents or applicable Law were properly approved prior to the taking of such actions.

SECTION 2.31                                   Privacy.

(a)                                 Information Security/Third Party Storage and Handling/Confidentiality.  The Company takes all steps reasonably necessary to ensure that all written agreements with third parties that have access to Personal Data or Customer Data include requirements with respect to such third party’s handling of Personal Data or Customer Data that are consistent with applicable Law, the Company Privacy Policies and are otherwise sufficient to meet the Company’s obligations under Privacy and Security Laws and the Company’s other contractual obligations, including any confidentiality obligations.  The Company is not in breach of any contractual obligation to secure or otherwise safeguard Personal Data or Customer Data it receives in connection with the operation of the business of the Company and the Subsidiaries, the Company IT Assets and the Company Websites, and/or the provision of the Company Products.

(b)                                 Information Security/No Unauthorized Access or Acquisition.  The Company and its Subsidiaries have at all times taken commercially reasonable measures to ensure that all Personal Data and Customer Data is protected against loss and unauthorized access, use, modification, disclosure or other misuse, and, except as set forth in Section 2.31(b) of the Company Disclosure Schedule, there has been no unauthorized access to or other misuse of such data.  The Company has made all notifications to customers or individuals required to be made by the Company by any Privacy and Security Laws arising out of or relating to any event of access to or acquisition of any Personal Data by an unauthorized Person, including third parties and employees of the Company acting outside of the scope of their authority or authorization in a manner which is otherwise unlawful.

(c)                                  Privacy Policy and Practices; Proceedings.  True and correct copies of all applicable current internal and customer or user-facing privacy policies of the Company (“Company Privacy Policies”) have been provided to Care.com.  The Company and the Subsidiaries have at all times posted a Company Privacy Policy governing their respective use of Personal Data and Customer Data on all Company Websites.  The Company has complied with all Privacy and Security Laws in connection with the operation of the business of the Company and the Subsidiaries, the Company IT Assets and the Company Websites, and the provision of the Company Products.  No Personal Data disclosures, representations or covenants made or contained in any Company Privacy Policy to any customer have been inaccurate or in violation of any Privacy and Security Laws.  There is no complaint to or audit, Legal Proceeding, investigation (formal or informal) or claim currently pending against, the Company or any of its Subsidiaries by (i) any Person, or (ii) any Governmental Entity, with respect to the collection, use or disclosure of Personal Data or Customer Data.  The negotiation, execution and consummation of the transactions contemplated by this Agreement, and any disclosure and/or transfer of information in connection therewith, will not breach or otherwise cause any violation of any Privacy Policy or Privacy and Security Laws.

SECTION 2.32                                   Disclosure.  No representation or warranty by the Company contained in this Agreement, and no statement contained in the Company Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF CARE.COM

Care.com represents and warrants to the Company that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).  The Care.com Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article III.  The disclosures in any section or subsection of the Care.com Disclosure Schedule shall qualify other sections and subsections in this Article III only to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

SECTION 3.1                                          Organization, Qualification and Corporate Power.  Care.com is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation.  Care.com is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except for such jurisdictions where the failure to so qualify would not have a Care.com Material Adverse Effect.  Care.com has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  Care.com has furnished or made available to the Company complete and accurate copies of its Certificate of Incorporation and By-laws.  Care.com is not in default under or in violation of any provision of its organizational documents.

SECTION 3.2                                          Capitalization.

(a)                                 As of the date of this Agreement, after giving effect to the Series E Financing but prior to the Closing, the authorized capital of Care.com consists of (i) 32,000,000 shares of common stock, $0.001 par value per share (the “Common Stock”), 2,873,252 shares of which are issued and outstanding and 49,353 of which are held in treasury; (ii) 3,765,000 shares of Series A Preferred Stock, $0.01 par value per share, all of which are issued and outstanding; (iii) 1,197,022 shares of Series A-1 Preferred Stock, $0.01 par value per share, 1,144,697 of which are issued and outstanding; (iv) 2,864,860 shares of Series B Preferred Stock, $0.01 par value per share, all of which are issued and outstanding; (v) 3,317,190 shares of Series C Preferred Stock, $0.01 par value per share, all of which are issued and outstanding; (vi) 2,870,265 shares of Series D Preferred Stock, $0.01 par value per share, all of which are issued and outstanding; (vii) 2,688,098 shares of Series D-1 Preferred Stock, $0.01 par value per share, 1,835,311 of which are issued and outstanding and 183,534 of which are held in treasury; and (viii) 5,929,610 shares of Series E Preferred Stock, $0.01 par value per share (the “Series E Preferred Stock”), 3,825,555 of which are issued and outstanding.  Immediately following the Closing, there will be 5,502,055 shares of Series E Preferred Stock outstanding.  The rights, privileges and preferences of Care.com’s preferred stock are stated in the Restated Certificate, and as provided by the Delaware General Corporation Law.

(b)                                 As of the date of this Agreement, after giving effect to the Series E Financing but prior to the Closing, Care.com has reserved 4,567,500 shares of Common Stock for issuance to officers, directors, employees and consultants of Care.com pursuant to its 2006 Stock Incentive Plan, as amended, duly adopted by its Board of Directors and approved by Care.com stockholders (the “Stock Plan”).  Of such reserved shares of Common Stock, 612,227 shares have been issued pursuant to restricted stock purchase agreements and option exercises, options to purchase 2,324,554 shares have been granted and are currently outstanding, and 1,630,719 shares of Common Stock remain available for future grant or issuance to officers, directors, employees and consultants pursuant to the Stock Plan.  Except as described above, in Section 3.2(a) and in Section 3.2(b) of the Care.com Disclosure Schedule, there are no outstanding options, warrants or other rights of any kind to acquire any additional shares of capital stock of Care.com or securities convertible or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any additional shares of capital stock of Care.com, nor is Care.com committed to issue any such option, warrant, right or security.

SECTION 3.3                                          Authorization of Transaction.  Care.com has all requisite power and authority to execute and deliver this Agreement and the Escrow Agreement and to perform its obligations hereunder and thereunder.  The execution and delivery by Care.com of this Agreement and the Escrow Agreement and the consummation by Care.com of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Care.com.  This Agreement has been duly and validly executed and delivered by Care.com and constitutes a valid and binding obligation of Care.com, enforceable against it in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity.

SECTION 3.4                                          Noncontravention.  Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, and the filing of the Restated Certificate, neither the execution and delivery by Care.com of this Agreement or the Escrow Agreement, nor the consummation by Care.com of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or By-laws of Care.com, (b) require on the part of Care.com any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which Care.com is a party or by which either is bound or to which any of their assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the transactions contemplated hereby and would not have a Care.com Material Adverse Effect or (ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the transactions contemplated hereby and would not have a Care.com Material Adverse Effect, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Care.com or any of its properties or assets.

SECTION 3.5                                          Subsidiaries.  Except as described in Section 3.5 of the Care.com Disclosure Schedule, Care.com does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity.  The Company is not a participant in any joint venture, partnership or similar arrangement.

SECTION 3.6                                          Care.com Financial Statements.  Care.com has provided to the Company the Care.com Financial Statements.  The Care.com Financial Statements (i) comply as to form in all respects with applicable accounting requirements, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes to such Care.com Financial Statements) and (iii) fairly present in all material respects the financial position of Care.com as of the dates thereof and the results of its operations and cash flows for the periods indicated, consistent with the books and records of Care.com, except that the unaudited interim Care.com Financial Statements are subject to normal and recurring year-end adjustments and do not include footnotes.

SECTION 3.7                                          Absence of Certain Changes.  Since the Most Recent Balance Sheet Date, there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Care.com Material Adverse Effect.

SECTION 3.8                                          No Undisclosed Liabilities.  Care.com does not have any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Care.com Balance Sheet, (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

SECTION 3.9                                          Tax Matters.  Except as disclosed in Section 3.9 of the Care.com Disclosure Schedule, there are no federal, state, county, local or foreign taxes due and payable by

Care.com which have not been timely paid.  There are no accrued and unpaid federal, state, country, local or foreign taxes of Care.com which are due, whether or not assessed or disputed.  There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency.  Care.com has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

SECTION 3.10                                   Owned Real Property.  Care.com does not own, and has never owned, any real property.

SECTION 3.11                                   Intellectual Property. Care.com owns or has sufficient rights to use all of the Care.com Intellectual Property.  To the Knowledge of Care.com, all Care.com Registered Intellectual Property is valid and enforceable.  The Care.com Intellectual Property constitutes all Intellectual Property necessary to conduct Care.com’s business in all material respects in the manner currently conducted and as proposed to be conducted.  Use of the Care.com Intellectual Property does not infringe any Intellectual Property right of any third party.  To the Knowledge of Care.com, no Person is infringing, violating or misappropriating any of the Care.com Intellectual Property that is owned by Care.com. Except as disclosed in Section 3.9 of the Care.com Disclosure Schedule, there are no Legal Proceedings pending or, to the Knowledge of Care.com, currently threatened against Care.com relating to the Care.com Intellectual Property that is owned by Care.com.  Care.com has taken reasonable measures in accordance with industry standards to protect the proprietary nature of each item of Care.com Intellectual Property that is owned by Care.com, and to maintain in confidence all trade secrets and confidential information comprising a part thereof.

SECTION 3.12                                   Insurance.  Care.com maintains valid policies of workers’ compensation insurance and of insurance with respect to its properties and business of the kinds and in the amounts not less than is customarily obtained by corporations of established reputation engaged in the same or similar business and similarly situated, including, without limitation, insurance against loss, damage, fire, theft, public liability and other risks. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy.  All premiums due and payable under all such policies have been paid, Care.com is not liable for retroactive premiums or similar payments, and Care.com is otherwise in compliance in all material respects with the terms of such policies.  Care.com has no Knowledge of any threatened termination of any such policy.

SECTION 3.13                                   Litigation.  Except as disclosed in Section 3.13 of the Care.com Disclosure Schedule, there is no Legal Proceeding which is pending or currently threatened in writing against Care.com which (a) seeks either damages in excess of $10,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no judgments, orders or decrees outstanding against Care.com.

SECTION 3.14                                   Employees.

(a)                                 Except as disclosed in Section 3.14 of the Care.com Disclosure Schedule, each current or past employee of Care.com has entered into an Invention and Non-Disclosure

Agreement with Care.com.  All current employees of Care.com who have or have had access to confidential or proprietary information of Care.com have entered into a Non-Competition and Non-Solicitation Agreement with Care.com.  To the Knowledge of Care.com, no Care.com Key Employee has any plans to terminate employment with Care.com.  Care.com is in compliance with all applicable Laws relating to the hiring and employment of employees.

(b)                                 Care.com is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.  Care.com has no Knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of Care.com.

SECTION 3.15                                   Legal Compliance.  Care.com is currently conducting, and has at all times since inception conducted, its business in compliance with each applicable Law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Care.com Material Adverse Effect.  Except as disclosed in Section 3.15 of the Care.com Disclosure Schedule, since inception Care.com has not received any notice or communication from any Governmental Entity alleging noncompliance with any applicable Law, rule or regulation.

SECTION 3.16                                   Valid Issuance of Shares.  The Series E Shares, when issued, sold and delivered in accordance with the terms set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Care.com Financing Documents, applicable state and federal securities laws and liens or encumbrances created by or imposed by an Equityholder.  Assuming the accuracy of the representations of the Equityholders in Article IV of this Agreement and subject to applicable securities law filings, the Series E Shares will be issued in compliance with all applicable federal and state securities laws.  The Common Stock issuable upon conversion of the Series E Shares, as applicable, has been duly reserved for issuance, and upon issuance in accordance with the terms of the Restated Certificate, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Care.com Financing Documents, applicable federal and state securities laws and liens or encumbrances created by or imposed by an Equityholder.  Based in part upon the representations of the Equityholders in Article IV of this Agreement, the Common Stock issuable upon conversion of the Series E Shares will be issued in compliance with all applicable federal and state securities laws.

SECTION 3.17                                   Availability of Funds.  At the Closing, Care.com will have unrestricted cash available to enable it to consummate the transactions contemplated by this Agreement and pay all amounts due hereunder.

SECTION 3.18                                   Disclosure.  No representation or warranty by Care.com contained in this Agreement, and no statement contained in any document, certificate or other instrument delivered or to be delivered by or on behalf of Care.com pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE EQUITYHOLDERS

Each Equityholder represents and warrants to Care.com, severally and not jointly, as follows:

SECTION 4.1                                          Execution and Delivery; Valid and Binding Agreement.  This Agreement has been duly executed and delivered by such Equityholder, and assuming that this Agreement is a valid and binding agreement of Care.com and the Company, this Agreement constitutes the valid and binding obligation of such Equityholder, enforceable in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity.

SECTION 4.2                                          No Breach.  The execution, delivery and performance of this Agreement by such Equityholder and the consummation of the transactions contemplated hereby do not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Security Interest upon any assets of such Equityholder, or require any authorization, consent, approval, exemption or other action by or notice to any court, other Governmental Entity or other third party, under the provisions of any indenture, mortgage, permit, lease, loan agreement or other agreement or instrument to which such Equityholder or any of the properties or assets of such Equityholder are bound, or any law, statute, rule or regulation or order, judgment or decree to which such Equityholder or any of the properties or assets of such Equityholder are subject.

SECTION 4.3                                          Ownership.  Such Equityholder holds of record and owns beneficially the Equity set forth opposite such Equityholder’s name on Exhibit A attached hereto, free and clear of any Liens and any other restrictions on transfer.

SECTION 4.4                                          Purchase Entirely for Own Account.  The Series E Shares (together with any shares of Common Stock that may be acquired pursuant to this Agreement, the “Shares”) to be acquired by such Equityholder pursuant to this Agreement will be acquired for investment for such Equityholder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and such Equityholder has no present intention of selling, granting any participation in, or otherwise distributing the same.  By executing this Agreement, such Equityholder further represents that such Equityholder does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Series E Shares.

SECTION 4.5                                          Disclosure of Information.  Such Equityholder has had an opportunity to discuss Care.com’s business, management, financial affairs and the terms and conditions of his or her acquisition of the Series E Shares with Care.com’s management.

SECTION 4.6                                          Restricted Securities.  Such Equityholder understands that the Series E Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such

Equityholder’s representations as expressed herein.  Such Equityholder understands that the Series E Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, such Equityholder must hold the Series E Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.  Such Equityholder acknowledges that Care.com has no obligation to register or qualify the Series E Shares or the Common Stock into which it may be converted, for resale except as set forth in the Care.com Financing Documents.  Such Equityholder further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Series E Shares, and on requirements relating to Care.com which are outside of such Equityholder’s control, and which Care.com is under no obligation and may not be able to satisfy.

SECTION 4.7                                          No Public Market.  Such Equityholder understands that no public market now exists for the Series E Shares, and that Care.com has made no assurances that a public market will ever exist for the Series E Shares.

SECTION 4.8                                          Legends.  Such Equityholder understands that the Series E Shares and any securities issued in respect of or exchange for the Series E Shares, may bear one or all of the following legends:

(a)                                 “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(b)                                 Any legend set forth in, or required by, the Care.com Financing Documents.

(c)                                  Any legend required by the securities laws of any state to the extent such laws are applicable to the Series E Shares represented by the certificate so legended.

SECTION 4.9                                          Accredited Investor.  Such Equityholder is an “accredited investor”, as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

ARTICLE V
INTENTIONALLY OMITTED

ARTICLE VI
ADDITIONAL AGREEMENTS

SECTION 6.1                                          Expenses.  All fees and expenses, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby shall be the obligation of the respective party incurring such fees and expenses.

SECTION 6.2                                          Public Disclosure.  Prior to the Closing, subject to the terms and conditions of that certain Confidentiality Agreement among Care.com and the Company dated April 9, 2012, without the prior written consent of the Company and Care.com, the Company, the Equityholders and Care.com will keep confidential the terms and status of this Agreement and the transactions contemplated hereby and will keep confidential the identity of Care.com and its Affiliates and will make no press releases, public announcements or other communication to the Company’s customers, vendors and employees or any other third party relating to the transactions contemplated by this Agreement; provided, however, that the Company, each of the Equityholders and Care.com shall have the right to communicate and discuss with, and provide to, its legal advisors, representatives, officers, directors, employees who have a need to know, managers, consultants and agents (collectively, the “Representatives”), any information regarding the terms and status of this Agreement and the transactions contemplated hereby, and, provided further, that, in the case of Care.com, Care.com shall also have the right to communicate and discuss with, and provide to, its lenders, investors and such lenders’ and investors’ Representatives such information.  Notwithstanding anything to the contrary in this Agreement, Care.com shall have the right to disclose at any time summary information about the Company’s financial condition and the transactions contemplated by this Agreement and the Care.com Financing Documents, as part of Care.com’s (or Care.com’s Representatives’, Affiliates’ or partners’) normal fundraising, marketing, informational and reporting activities; provided that the recipient shall have obligations of confidentiality to Care.com and Care.com shall be responsible for any Damages to the Company or the Equityholders if any such recipient breaches or violates any such obligations.  Following the Closing, none of the Equityholders may make any press release, public announcement or other public communication regarding the transactions contemplated by this Agreement to a third party without Care.com’s prior written consent.

SECTION 6.3                                          Certain Tax Matters.

(a)                                 Care.com and the Equityholders agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Company and its assets, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by Care.com or the Equityholders, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax.  Each of Care.com and the Equityholders shall retain all books and records with respect to Taxes pertaining to the Company and its assets for a period of at least seven (7) years following the Closing Date.  At the end of such period, each party shall provide the other with at least ten (10) days prior written notice before transferring, destroying or discarding any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records.  Care.com and the Equityholders shall cooperate reasonably with each other in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Company or its assets.

(b)                                 To the extent not otherwise provided in this Agreement, the Equityholders shall be responsible for and shall promptly pay when due all Property Taxes levied with respect to the assets of the Company attributable to any Pre-Closing Tax Period.  All Property Taxes levied with respect to the assets of the Company for the Straddle Period shall be apportioned between Care.com and the Equityholders based on the number of days of such Straddle Period included in the Pre-Closing Tax Period and the number of days of such Straddle Period included in the Post-Closing Tax Period.  The Equityholders shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Tax Period, and Care.com shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Tax Period.  Upon receipt of any bill for such Property Taxes, Care.com or the Equityholders, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section together with such supporting evidence as is reasonably necessary to calculate the proration amount.  The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement.  In the event that Care.com or the Equityholders makes any payment for which it is entitled to reimbursement under this Section 6.3, the applicable party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

(c)                                  All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes, if any) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne by the Equityholders.  Care.com and the Equityholders further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed in connection with the transactions contemplated hereby.

(d)                                 The Equityholders shall promptly notify Care.com in writing upon receipt by the Equityholders of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of the Equityholders that reasonably may be expected to relate to or give rise to a Lien on the Company or its assets or business.

(e)                                  The Equityholders shall deliver to Care.com at the Closing a properly executed affidavit prepared in accordance with Treasury Regulations section 1.1445-2(b) certifying the Equityholders’ non-foreign status.

(f)                                   The Equityholders shall use their reasonable best efforts to provide Care.com, at the Closing, a clearance certificate or similar document(s) that may be required by any state taxing authority in order to relieve Care.com of any obligation to withhold any portion of the Purchase Price.

(g)                                  Any payments made to any party pursuant to Section 6.3  shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by Care.com and the Equityholders on their Tax Returns to the extent permitted by law.

(h)                                 Each party hereto acknowledges and agrees that it has not received and is not relying upon Tax advice from any other party hereto, and that it has and will continue to consult its own advisors with respect to Taxes.

SECTION 6.4                                          Additional Documents and Further Assurances; Cooperation.  Following the Closing, each Party, at the reasonable request of another Party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated by this Agreement.

SECTION 6.5                                          Exclusivity.  From the date of this Agreement through the Closing Date or the date of termination of this Agreement pursuant to Section 10.1 (whichever first occurs), the Company and each Equityholder shall not, and shall cause the officers, directors, managers, employees, representatives, agents, lenders, investment bankers and Affiliates of the Company and each Equityholder not to, directly or indirectly, discuss, pursue, solicit, initiate or otherwise enter into any discussions, agreements or other arrangements regarding, a possible sale or other disposition (whether by sale, merger, reorganization, recapitalization or otherwise) of all or any of the capital stock or assets of the Company with any Person other than Care.com or its Affiliates (an “Acquisition Proposal”) or provide any information to any third party other than information which is traditionally provided in the ordinary course of the Company’s respective business operations to third parties where none of the Company and their respective officers, directors, managers and Affiliates have reason to believe that such information may be utilized to evaluate any such possible sale or other disposition.  The Company and each Equityholder shall, and shall cause the officers, directors, managers, employees, representatives, agents, lenders, investment bankers and Affiliates of the Company and each Equityholder to, (i) immediately cease and cause to be terminated any and all contacts, discussions and negotiations with third parties regarding the foregoing and (ii) promptly notify Care.com if any Acquisition Proposal, or any inquiry or contact with any Person with respect thereto, is subsequently made after the date hereof and the material terms thereof (including the identity of the third party or third parties and the specific material terms discussed or proposed).

SECTION 6.6                                          Protective Agreements.

(a)                                 Non-Competition.  As a material inducement and consideration for Care.com to enter into this Agreement, for a period of five (5) years following the Closing Date (the “Restricted Period”), each of the Equityholders shall not, directly or indirectly, participate or engage, or assist (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) any other Person in engaging or preparing to engage, in any Restricted Business anywhere in the world in which Care.com is, or is contemplating, doing business as of the Closing Date (“Restricted Territory”).

(b)                                 Scope and Choice of Law.  It is the understanding of the parties that the scope of the covenants contained in this Section 6.6, both as to time and area covered, are necessary to protect the rights of Care.com and the goodwill to be acquired by Care.com.  It is the parties’ intention that these covenants be enforced to the greatest extent (but to no greater extent) in time, area, and degree of participation set forth in Section 6.6(a) as is permitted by applicable Law of that jurisdiction whose law is found to be applicable to any acts in breach of these covenants.  Therefore, if any restriction set forth in this Section 6.6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.  It being the purpose of this Section 6.6 to govern competition by the Equityholders, these covenants shall be governed by and construed according to that law (from among those jurisdictions arguably applicable to this Agreement and those in which a breach of this Agreement is alleged to have occurred or to be threatened) which best gives them effect.  If any such covenants or any part of such covenants is held invalid, void or unenforceable by any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall in no way render invalid, void, or unenforceable any other part of them or any separate agreements not declared invalid, void or unenforceable; and this Agreement shall in such case be construed as if the invalid, void or unenforceable provisions were omitted.

(c)                                  Remedy for Breach.  The parties agree that any breach of this Section 6.6 (or Sections 6.7 or 6.8 below) would cause Care.com substantial and irrevocable damage which is difficult to measure.  Therefore, Care.com shall be entitled to seek injunctive relief against the Equityholders in the event of any breach or threatened breach of any of this Section 6.6 (or Sections 6.7 or 6.8 below) by any of the Equityholders, in addition to any other relief (including damages) available to Care.com under this Agreement.

SECTION 6.7                                          Non-Solicitation.  As a material inducement and consideration for Care.com to enter into this Agreement, during the Restricted Period, each of the Equityholders shall not, directly or indirectly, (i) solicit for employment or hire any Person who is or was an employee of the Company as of the date of this Agreement or at any time during the six (6) month period prior to the Closing Date, or (ii) solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the customers served by the Company, or who otherwise conducted business with the Company, during the 12-month period prior to the date of this Agreement

SECTION 6.8                                          Option Grants.  Care.com shall recommend to its Board of Directors that it grant, within one hundred twenty (120) days after the Closing Date, options to purchase an aggregate of 45,000 shares of Common Stock to certain employees of the Company, in the amounts and with such vesting terms as shall be agreed upon by Care.com and the Equityholders’ Representative prior to the Closing, at a per share exercise price equal to the fair market value of Common Stock as determined by Care.com’s Board of Directors on the date of grant.

SECTION 6.9                                          Confidentiality.  From and after the Closing Date, without the prior written consent of Care.com,  the Equityholders shall not, and the Equityholders shall cause their respective Affiliates and the respective, directors, managers, officers, employees, partners, members, financing sources, agents and representatives of the Equityholders and their respective Affiliates not to, use for their own benefit or divulge or convey to any third party, any information or data relating to the Company except for such data or information that is or becomes available to the public other than as a result of a breach of this Section 6.9 (“Confidential Information”); provided, however, that Persons may furnish such portion (and only such portion) of the Confidential Information (a) as outside legal counsel to such Person determines such Person is legally obligated to disclose, (b) in connection with any required reporting to a Governmental Entity and (c) in connection with each Equityholder’s normal duties as an employee of Care.com in accordance with such Equityholder’s obligations to Care.com under the invention and non-disclosure agreement by and between Care.com and such Equityholder; provided, further, that in the case of (a) and (b), such Person shall use commercially reasonable efforts to preserve the confidentiality of the disclosed Confidential Information.

SECTION 6.10                                   Release.  For and in consideration of the amounts to be paid to the Equityholders under this Agreement, and in consideration of the other covenants and promises hereunder, each of the Equityholders, on behalf of themselves and their successors, assigns, heirs and beneficiaries, hereby fully and finally releases, acquits and forever discharges Care.com, the Company and Care.com’s and the Company’s current and prior officers, directors, stockholders, subsidiaries, partners, members, managers, representatives, agents and attorneys, Affiliates and predecessors, successors and assigns, in their respective capacities (collectively, the “Company Released Parties”), from any and all actions, debts, claims, counterclaims, demands, liabilities, damages, causes of action, costs, expenses, royalties, and compensation of every kind and nature whatsoever, at law or in equity, whether known or unknown, that such Equityholder had, has, or may have had at any time in the past until and including the Closing Date against any of the Company Released Parties; provided, however, that nothing in this release shall be construed to release, acquit or discharge any claims or rights that such Equityholder had, has or may have under (i) this Agreement and the other documents and agreements to which such Equityholder is a party in connection with the transactions contemplated by this Agreement, (ii) any policies of insurance of the Company, (iii) any indemnification rights of Equityholders as members or managers of the Company under the Formation Documents or (iv) any employee benefit arrangements of the Company.

ARTICLE VII
CLOSING DELIVERIES

SECTION 7.1                                          Closing Deliveries of the Company.  At or prior to the Closing, the Company and, as applicable, the Equityholders, shall deliver to Care.com in a form and substance acceptable to Care.com in its reasonable discretion each of the following:

(a)                                 Intentionally Omitted.

(b)                                 Certificate of Secretary of the Company.  A certificate, validly executed by the Secretary of the Company, in the form attached hereto as Exhibit C;

(c)                                  Closing Date Balance Sheet and Estimated Working Capital Amount.  Not later than one (1) Business Day prior to the Closing Date, the Estimated Closing Balance Sheet and the Estimated Working Capital Amount, estimated at Closing in the good faith judgment of the Company and certified by the Equityholders’ Representative on behalf of the Company, and acceptable (in form and substance) to Care.com in its reasonable discretion;

(d)                                 Escrow Agreement.  The Escrow Agreement, validly executed by each of the Equityholders.

(e)                                  Financing Documents.  The Care.com Financing Documents, validly executed by each of the Equityholders.

(f)                                   Resignation of Managers.  A written resignation from each of the managers of the Company (unless otherwise requested by Care.com at least three (3) days prior to the Closing Date) effective as of the Closing;

(g)                                  Certificate of Good Standing.  A long-form certificate of good standing of the Company from the Secretary of State of the State of Texas that is dated within a reasonable period (not to exceed ten (10) days) prior to the Closing;

(h)                                 Terminated Agreements.  Evidence of termination of the Employment Agreement by and between the Company and Thomas A. Breedlove dated as of February 6, 2006.

(i)                                     Offer Letters.  Offer Letters executed by each of the Company’s Key Employees and at least 75% of all other employees of the Company who are not Key Employees.

(j)                                    Termination of Agreement; Bonus Payment.  The Termination Agreement, executed by Thomas Breedlove, and evidence that the Breedlove Payment has been made by the Company.

(k)                                 Invention and Non-Disclosure Agreements.  Invention and Non-Disclosure Agreements, in the form attached hereto as Exhibit F, executed by all of the Company’s employees.

(l)                                     Affidavit.  The affidavits executed by the Equityholders as required pursuant to Section 6.3(e).

SECTION 7.2                                          Closing Deliveries of Care.com.  At or prior to the Closing, Care.com shall deliver to the Equityholders’ Representative, in a form and substance acceptable to the Equityholders’ Representative in his reasonable discretion, each of the following:

(a)                                 Intentionally Omitted.

(b)                                 Certificate of Secretary of Care.com.  A certificate, validly executed by the Secretary of Care.com, in the form attached hereto as Exhibit D; and

(c)                                  Escrow Agreement.  The Escrow Agreement, executed by Care.com.

(d)                                 Financing Documents.  The Care.com Financing Documents, validly executed by Care.com and a number of stockholders of Care.com required to amend each of the Care.com Financing Documents.

(e)                                  Stock Certificates.  Stock certificates representing the Series E Shares issued under Section 1.2(b).

ARTICLE VIII
INTENTIONALLY OMITTED

ARTICLE IX
INDEMNIFICATION

SECTION 9.1                                          Survival of Representations.  The representations and warranties of the Parties contained in this Agreement, and the covenants and agreements of the Parties to this Agreement set forth in this Agreement shall survive the Closing and shall expire on February 3, 2014 (the “Expiration Date”); provided, however, (i) that if, at any time prior to the Expiration Date, (a) Care.com (acting in good faith) delivers to the Equityholders’ Representative a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company in Article II, the Equityholders in Article IV or of any covenants or agreements of the Company or an Equityholder setting forth in reasonable detail the basis for Care.com’s belief that such an inaccuracy or breach may exist and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, or (b) the Equityholders’ Representative (acting in good faith) delivers to Care.com a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by Care.com in Article III or of any covenants or agreements of Care.com setting forth in reasonable detail the basis for the belief of the Equityholders’ Representative that such an inaccuracy or breach may exist and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then, in the case of clause (a) or clause (b), the claim asserted in such notice shall survive the Expiration Date until such time as such claim is fully and finally resolved; (ii)  the covenants set forth in Section 6.6, Section 6.7, Section 6.8, Section 6.9 and Section 6.10 shall survive the Closing in accordance with their terms, and (iii) the representations set forth in Sections 2.1, 2.2, 2.3, 2.4, 2.6, 2.9, 2.22, 2.27, 2.29, 2.31(b), 2.31(c), 3.1, 3.2, 3.3, 3.4, 3.9, 4.1 and 4.3 (collectively, the “Fundamental Representations”) shall survive the Closing until the expiration of the applicable statute of limitations.

SECTION 9.2                                          Right to Indemnification.

(a)                                 Indemnification by the Equityholders.  Subject to the limitations set forth in this Article IX, the Equityholders agree to jointly and severally indemnify and hold harmless Care.com, its Affiliates, its Subsidiaries and its and their officers, directors, employees, agents and representatives (the “Care.com Indemnified Parties”) against all Damages incurred, sustained or suffered by Care.com Indemnified Parties, or any of them, as a result of, arising from, caused by or related to (i) any breach or inaccuracy of a representation or warranty of any Equityholder or the Company contained in this Agreement or in any agreement or certificate delivered by or on behalf of any Equityholder or the Company pursuant to this Agreement as of the date of this Agreement and as of the Closing Date (as if such representation or warranty was made anew at and as of the Closing Date (other than representations or warranties that are specifically made as of a specific date, which shall be true and correct as of such date)) (except to the extent Care.com has obtained a recovery for such Damages under Section 1.4), (ii) any failure by any Equityholder to perform or comply (following the Closing) with any covenant applicable to it contained in this Agreement or in any agreement or certificate delivered by or on behalf of any Equityholder in connection with this Agreement and (iii) any third-party claims related to professional services liability of the Company prior to the Closing, including without limitation claims by customers of the Company that the Company’s products or services failed to accurately calculate their tax liability.  Notwithstanding anything to the contrary in this Section 9.2(a) or any similar rights to indemnification or contribution the Equityholders have by statute, in the Company’s Formation Documents or by agreement, the Equityholders (including any officer or director) shall not have any right of contribution, indemnification or right of advancement from the Company (following the Closing) or Care.com with respect to any Damages claimed by a Care.com Indemnified Party that gives rise to an indemnification obligation hereunder.

(b)                                 Indemnification by Care.com.  Subject to the limitations set forth in this Article IX, Care.com agrees to indemnify and hold harmless the Equityholders and each of their respective officers, directors,  managers, employees, agents and representatives (the “Equityholder Indemnified Parties”), against all Damages incurred or sustained by the Equityholder Indemnified Parties, or any of them, as a result of (i) any breach or inaccuracy of a representation or warranty of Care.com contained in this Agreement or in any agreement or certificate delivered by or on behalf of Care.com pursuant to this Agreement as of the date of this Agreement and as of the Closing Date (as if such representation or warranty was made anew at and as of the Closing Date (other than representations or warranties that are specifically made as of a specific date, which shall be true and correct as of such date)) and (ii) any failure by Care.com to perform or comply with any covenant by Care.com or the Company (following the Closing) contained in this Agreement or in any agreement or certificate delivered by or on behalf of Care.com in connection with this Agreement.

SECTION 9.3                                          Indemnification Claims.

(a)                                 An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action.  Such notification shall be given within 30 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure.  Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of and thereafter conduct the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article IX, (B) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article IX and (C) such Third Party Action does not involve a criminal proceeding, action, indictment, allegation or investigation or seek equitable relief or relief for other than money damages against the Indemnified Party and (ii) the Indemnifying Party may only conduct such defense of such Third Party Action for as long as it does so actively and diligently.  If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense.  The Non-controlling Party may participate in such defense at its own expense.  The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto.  The Non-controlling Party shall furnish the Controlling Party with such information as it may have and as reasonably requested with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise reasonably cooperate with and assist the Controlling Party in the defense of such Third Party Action.  The reasonable fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 9.3(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action.  The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party.  The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

(b)                                 In order to seek indemnification under this Article IX, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party and, if the Indemnified Party is a Care.com Indemnified Party, the Escrow Agent.

(c)                                  Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall:  (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; provided that, if applicable, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three (3) Business Days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to Care.com such amount of cash and number of Escrow Shares (and, if applicable, Earnout Escrow Shares) as have an aggregate Value that, when added to the cash, is equal to the Claimed Amount), (ii) agree that the Indemnified Party is entitled to receive the Uncontested Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Uncontested Amount, by check or by wire transfer; provided that, if applicable, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, if applicable, within three (3) Business Days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to Care.com such amount of cash and number of Escrow Shares (and, if applicable, Earnout Escrow Shares) as have an aggregate Value that, when added to the cash, is equal to the Uncontested Amount) and dispute that the Indemnified Party is entitled to receive any of the remaining portion of the Claimed Amount or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.

(d)                                 During the 30 day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such Dispute.  If such Dispute is not resolved within such 30-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of such Dispute to binding arbitration, and if the Indemnifying Party and the Indemnified Party agree in writing to submit such Dispute to such arbitration, then the provisions of Section 9.3(e) shall become effective with respect to such Dispute.  The provisions of this Section 9.3(d) shall not obligate the Indemnifying Party and the Indemnified Party to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute.  Promptly following the resolution of such Dispute (whether by mutual agreement, arbitration, judicial decision or otherwise), the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Funds shall be distributed to Care.com (which notice shall be consistent with the terms of the resolution of such Dispute).

(e)                                  If, as set forth in Section 9.3(d), the Indemnified Party and the Indemnifying Party agree to submit any Dispute to binding arbitration, the arbitration shall be conducted by a single arbitrator (the “Arbitrator”) in accordance with the Commercial Rules in effect from time to time and the following provisions:

(i)                                     In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

(ii)                                  The parties shall commence the arbitration by jointly filing a written submission with an office of the AAA in accordance with Commercial Rule 5 (or any successor provision).

(iii)                               No depositions or other discovery shall be conducted in connection with the arbitration.

(iv)                              Not later than 30 days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator’s reasons therefor.  Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction, provided that the Arbitrator shall have no power or authority to grant injunctive relief, specific performance or other equitable relief.

(v)                                 The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 9.3(e), or (y) address or resolve any issue not submitted by the parties.

(vi)                              In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Indemnified Party and the Indemnifying Party.

(f)                                   Notwithstanding the other provisions of this Section 9.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article IX, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then such Indemnified Party (i) shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) may subsequently make a claim for indemnification in accordance with the provisions of this Article IX, and (iii) shall be reimbursed, in accordance with the provisions of this Article IX, for any such Damages for which it is entitled to indemnification pursuant to this Article IX (subject to the right of the Indemnifying Party to dispute the Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article IX).

(g)                                  For purposes of this Section 9.3, (i) if one or more of the Equityholders comprise the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make any payments) shall be deemed to refer to the Equityholders’ Representative, and (ii) if one or more of the Equityholders comprise the Indemnified Party, any references to the Indemnified Party (except provisions relating to a right to receive any payments) shall be deemed to refer to the Equityholders’ Representative.  The Equityholders’ Representative shall have full power and authority on behalf of each Equityholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Equityholders under this Article IX.  The Equityholders’ Representative shall have no liability to any Equityholder for any action taken or omitted on behalf of the Equityholders pursuant to this Article IX.

SECTION 9.4                                          Distribution of Funds.  Whenever a distribution is required to be made from the Escrow Funds to Care.com regarding claims for which the Indemnifying Party’s liability shall be limited to the Escrow Funds pursuant to Section 9.5, the Claimed Amount, the Uncontested Amount or any other amount determined pursuant to Section 9.3(d), as applicable, shall be distributed in the form of cash until the aggregate distributions made pursuant to this sentence equal $3,375,000 and the remaining amount, if any, shall be distributed in the form of Escrow Shares (and, if applicable, Earnout Escrow Shares).  Whenever a payment is required to be made by an Indemnifying Party to Care.com with regard to claims for which the Indemnifying Party’s liability shall not be limited to the Escrow Funds pursuant to Section 9.5, the Claimed Amount, the Uncontested Amount or any other amount determined pursuant to Section 9.3(d), as applicable, shall be paid in the form of cash until the aggregate payments made pursuant to this sentence (and the previous sentence) equal the amount of cash consideration paid to the Equityholders hereunder and the remaining amount, if any, shall be satisfied in the form of such number of shares of Series E Preferred Stock (including Escrow Shares and, if applicable, Earnout Escrow Shares) or, following the consummation of an IPO, shares of Common Stock as have an aggregate Value equal to such Indemnifying Party’s remaining liability hereunder. If the Value of any shares so delivered is insufficient to satisfy the full amount owed by such Indemnifying Party, then any remaining amounts owed shall be paid in the form of cash.  Whenever a payment is required to be made by Care.com to the Equityholders pursuant to this Article IX, such amounts shall be paid in cash or wire transfer of immediately available funds.

SECTION 9.5                                          Limitations.

(a)                                 Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Equityholders for Damages under Section 9.2(a)(i) shall not exceed the Escrow Funds, and (ii) the Equityholders shall not be liable under Section 9.2(a)(i) unless and until the aggregate Damages for which they would otherwise be liable under Section 9.2(a)(i) exceed $200,000 (at which point the Equityholders shall become liable for the aggregate Damages under Section 9.2(a)(i), and not just amounts in excess of $200,000; provided that the limitations set forth in this sentence shall not apply to (x) a claim pursuant to Section 9.2(a)(i) relating to a breach by the Company or the Equityholders of a Fundamental Representation, for which the aggregate liability of the Equityholders shall not exceed the aggregate consideration received by the Equityholders pursuant to this Agreement (the “Cap”), or (y) any claims based on fraud, which shall be unlimited.  Solely for purposes of this Article IX, all representations and warranties of the Company in Article II (other than 2.6, 2.7, 2.15(x) and 2.32) and of the Equityholders in Article IX shall be construed as if the term “material” and any reference to “Company Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties.

(b)                                 Notwithstanding anything to the contrary herein, (i) the aggregate liability of Care.com for Damages under Section 9.2(b)(i) shall not exceed the Escrow Funds, and (ii) Care.com shall not be liable under Section 9.2(b)(i) unless and until the aggregate Damages for which it would otherwise be liable under Section 9.2(b)(i) exceed $200,000 (at which point Care.com shall become liable for the aggregate Damages under Section 9.2(b)(i), and not just amounts in excess of $200,000); provided that the limitations set forth in this sentence shall not apply to (x) a claim pursuant to Section 9.2(b)(i) relating to a breach by Care.com of a Fundamental Representation, for which the aggregate liability of Care.com shall not exceed the Cap, or (y) any claims based on fraud, which shall be unlimited.  Solely for purposes of this Article IX, all representations and warranties of Care.com in Article III (other than 3.4, 3.6, 3.7 and 3.18) shall be construed as if the term “material” and any reference to “Care.com Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties, which shall be unlimited.

(c)                                  Except with respect to claims based on fraud, after the Closing, the rights of the Indemnified Parties under this Article IX and the Escrow Agreement shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.

SECTION 9.6                                          Characterization of Indemnification Payments.  The parties agree that any indemnification payments made pursuant to this Article IX shall, to the maximum extent permitted by Law, be treated for all Tax purposes as an adjustment to the Purchase Price.

ARTICLE X
INTENTIONALLY OMITTED

ARTICLE XI
MISCELLANEOUS PROVISIONS

SECTION 11.1                                   Amendment.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Care.com, the Company and the Equityholders’ Representative.

SECTION 11.2                                   Waiver.  Following the Closing, Care.com and the Company, on the one hand, and the Equityholders (including by action of the Equityholders’ Representative), on the other hand, may, to the extent legally allowed, (i) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (ii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable.  No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

SECTION 11.3                                   Notices.  All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and will be deemed to have been duly given only if faxed, sent via e-mail, mailed or delivered to the parties at the following addresses or facsimile numbers:

(a)                                 to Care.com or to the Company (post-Closing), to:

Care.com, Inc.
201 Jones Road, Suite 500
Waltham, MA 02451
Attn: Chief Executive Officer
Fax:  781-899-4168
Email:  smarcelo@care.com

with a copy (which shall not constitute notice) to:

Care.com, Inc.
201 Jones Road, Suite 500
Waltham, MA 02451
Attn: General Counsel
Fax:  781-736-7975
Email:  dmusi@care.com

and

Latham & Watkins LLP
1000 Winter Street, Suite 3700
Waltham, MA 02451
Attention:  John Chory (john.chory@lw.com) and
Susan Mazur (susan.mazur@lw.com)
Facsimile:  (781) 434-6601

(b)                                 if to the Equityholders’ Representative, to:

William Breedlove
c/o Breedlove & Associates
3711 S. Mopac Expy.
Building 1, Suite 250
Austin, TX 78746

Facsimile: 512-347-9331
Attention: William Breedlove
Email: Bill.Breedlove@mybreedlove.com

with a copy (which shall not constitute notice) to:

Jackson Walker L.L.P.
100 Congress Avenue
Suite 1100
Austin, Texas, 78701
Attention:  Michael Meskill (mmeskill@jw.com)
Facsimile:  (512) 236-2002

All such notices and other communications will be deemed effectively given the earlier of (i) when delivered personally, (ii) on the same Business Day of delivery by facsimile (with receipt of appropriate confirmation) if delivered before 5:00 p.m. local time and one Business Day after delivery by facsimile (with receipt of appropriate confirmation) if delivered after 5:00 p.m. local time or on a day that is not a Business Day, (iii) at the time of confirmation of e-mail delivery (by return receipt or other reasonable confirmation), or (iv) one Business Day after being deposited with an overnight courier service of recognized standing.  Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto in accordance with this Section 11.3.

SECTION 11.4                                   Entire Agreement.  This Agreement, the exhibits and the schedules hereto, including the Company Disclosure Schedule and the Care.com Disclosure Schedule, and the documents and other agreements among the Parties hereto referenced herein, constitute the entire Agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understanding, both written and oral, among the parties with respect to the subject matter hereof.

SECTION 11.5                                   Third Party Beneficiaries.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto (including the Equityholders’ Representative) and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than the Persons entitled to indemnity under Article IX.

SECTION 11.6                                   No Assignment; Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective heirs, successors and permitted assigns, but neither this Agreement nor any of the rights or obligations hereunder may be assigned (whether by operation of law, through a change in control or otherwise) by the Company, the Equityholders’ Representative or any Equityholder without the prior written consent of Care.com, or by Care.com without the prior written consent of the Equityholders’ Representative; provided, however, Care.com and its Affiliates (including the Company) shall have the right to assign (a) all or any portion of this Agreement (including rights hereunder and thereunder), including its rights to indemnification, to any of its lenders as collateral security, and (b) after the Closing, all or any portion of this Agreement and its rights and obligations hereunder, including its rights to indemnification, in connection with a (i) merger or consolidation involving Care.com or any of its Affiliates (including the Company), (ii) a sale of all or substantially all of the stock or assets (including any real estate) of Care.com or any of its Affiliates (including the Company) or (iii) dispositions of the business of the Company, provided that if such disposition occurs prior to the payment (if required) of the 2014 Contingent Payment, (A) the buyer in any such disposition agrees to assume all of Care.com’s obligations hereunder as a condition to such disposition and (B) prior to consummating the sale of such business, Care.com enters into an agreement with the Equityholders guaranteeing such buyer’s obligations to the Equityholders pursuant to Section 1.3 of this Agreement.

SECTION 11.7                                   Headings.  The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

SECTION 11.8                                   Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

SECTION 11.9                                   Governing Law.  This Agreement, any other agreements and any other closing documents shall be governed by and construed in accordance with the domestic Laws of the Commonwealth of Massachusetts, without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the Commonwealth of Massachusetts.

SECTION 11.10                            Waiver of Trial by Jury.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

SECTION 11.11                            Construction.  Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender and the neuter, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision, (iv) the terms “Article” or “Section” or other subdivision refer to the specified Article, Section or other subdivision of the body of this Agreement, (v) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (vi) when a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated.  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.  When used herein, the terms “party” or “parties” refer to Care.com, on the one hand, and the Company, the Equityholders’ Representative and the Equityholders, on the other, and the terms “third party” or “third parties” refers to Persons other than Care.com, the Equityholders, the Equityholders’ Representative or the Company.  Notwithstanding anything to the contrary herein, the representations and warranties in Articles II, III and IV of this Agreement are made as of 8:00 a.m., Boston time, on the date hereof and, for the avoidance of doubt, all references to the “date hereof” in such Articles shall be deemed to mean as of 8:00 a.m., Boston time, on the date hereof.  Unless stated otherwise, a reference to ‘USD$’, ‘$US’, ‘dollar’ or ‘$’ is a reference to U.S. currency.  All amounts hereunder shall be payable in U.S. currency.

SECTION 11.12                            Rules of Construction.  The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof.  Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.

SECTION 11.13                            Other Remedies; Specific Performance.  Except in the case of fraud or willful misconduct, any and all remedies herein expressly conferred upon a party will be deemed exclusive of any other remedy conferred by law or equity upon such party; provided that the parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement contained in Section 6.5, Section 6.6, Section 6.7, Section 6.9, Section 6.10 and Article IX were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that, in addition to the indemnification rights to which the parties may be entitled pursuant to this Agreement, the parties shall be entitled to seek an injunction or injunctions to prevent breaches and to enforce specifically the terms and provisions of Section 6.5, Section 6.6, Section 6.7, Section 6.9, Section 6.10 and Article IX of this Agreement in any court of the United States or any state having jurisdiction.

SECTION 11.14                            Counterparts, Delivery by Facsimile or PDF.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement and any signed Contract entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, or by email in portable document format (pdf), shall be treated in all manner and respects as an original hereof or thereof and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such Contract, each other party hereto or thereto shall re-execute original forms hereof or thereof and deliver them to all other parties.  No party hereto or to any such Contract shall raise the use of a facsimile machine, or by email in portable document format, to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of facsimile machine, or email in portable document format, as a defense to the formation of a Contract and each such party forever waives any such defense.

SECTION 11.15                            Costs and Attorneys’ Fees.  Subject to the limitations set forth herein, including Article IX, in the event that any Legal Proceeding is instituted concerning or arising out of this Agreement, the prevailing party shall recover all of such party’s costs and reasonable attorneys’ fees incurred in connection with each and every such Legal Proceeding, including any and all appeals and petitions therefrom.

SECTION 11.16                            Cross Receipts.  In consideration of receiving any payment to which an Equityholder is entitled under this Agreement, each such Equityholder shall, prior and as a condition to payment of any such amounts, execute and deliver to the Equityholders’ Representative a cross receipt evidencing such Equityholder’s receipt of such payment.

ARTICLE XII
DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“2013 Contingent Payment” shall mean $2,125,000 in cash and the Earnout Shares, less the Earnout Escrow Shares.

“2013 Net Revenue” shall mean net revenue of the Company, determined in accordance with GAAP, during the fiscal year ended December 31, 2013.

“2013 Net Revenue Target” shall mean $9,350,000; provided, however, that if Care.com at any time prior to December 31, 2013 either (i) causes the Company to reduce the fee schedule for its customers as of the Closing Date or the fee schedule for customers it acquires through any nanny agency or unpaid channels utilized by the Company to acquire customers as of the Closing Date or (ii) prevents the Company from effecting any customary increases to such fee schedules reasonably requested by an Equityholder that the Company would have effected in the Ordinary Course of Business, then the 2013 Net Revenue Target shall be reduced on a dollar-for-dollar basis to account for the net loss of revenues resulting from such actions.

“2014 Contingent Payment” shall mean $2,500,000 in cash and the Earnout Shares.

“2014 Net Revenue Target” shall mean $11,050,000; provided, however, that if Care.com at any time after January 1, 2014 and prior to December 31, 2014 either (i) causes the Company to reduce the fee schedule for its customers as of the Closing Date or the fee schedule for customers it acquires through any nanny agency or unpaid channels utilized by the Company to acquire customers as of the Closing Date or (ii) prevents the Company from effecting any customary increases to such fee schedules that it would have effected in the Ordinary Course of Business, then the 2014 Net Revenue Target shall be reduced on a dollar-for-dollar basis to account for the net loss of revenues resulting from such actions.

“2014 Net Revenue” shall mean net revenue of the Company, determined in accordance with GAAP during the fiscal year ended December 31, 2014.

“AAA” shall mean the American Arbitration Association.

“Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

“Breedlove Payment” shall mean $2,296,387.00, payable to Thomas Breedlove.

“Care.com Disclosure Schedule” shall mean the disclosure schedule provided by Care.com to the Company on the date hereof.

“Care.com Financial Statements” shall mean:

(a)                                 the audited consolidated balance sheets and statements of income, changes in shareholders’ equity and cash flows of Care.com as of the end of and for each of the last three fiscal years, and

(b)                                 the Most Recent Care.com Balance Sheet and the unaudited consolidated statements of income, changes in shareholders’ equity and cash flows for the six months ended as of the Most Recent Balance Sheet Date.

“Care.com Financing Documents” shall mean the Sixth Amended and Restated Investors’ Rights Agreement, the Sixth Amended and Restated Right of First Refusal and Co-Sale Agreement and the Sixth Amended and Restated Voting Agreement of Care.com.

“Care.com Key Employee” shall mean Sheila Marcelo, Steve Boulanger, Donna Levin, Diane Musi, Scott Healy, Dave Krupinski, Zenobia Moochhala, Ted Preston, Erica Scheik and Al Zink.

“Care.com Intellectual Property” shall mean any Intellectual Property that has been used, is used, or is held for use in the business of Care.com.

“Care.com Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on the business, assets, liabilities, capitalization, prospects, condition (financial or other), or results of operations of Care.com.  For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Care.com Material Adverse Effect.

“Care.com Registered Intellectual Property” shall mean all of the Registered Intellectual Property owned by, under obligation of assignment to, or filed in the name of Care.com.

“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Claim Notice” shall mean written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article IX for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

“Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Commercial Rules” shall mean the Commercial Arbitration Rules of the AAA.

“Common Fair Market Value” shall mean the volume-weighted sales price per share rounded to four (4) decimal places of Care.com’s Common Stock for the consecutive period of ten (10) Business Days ending on the Business Day immediately preceding the day on which a share of Common Stock is to be issued or delivered pursuant to this Agreement, as calculated by Bloomberg Financial LP under the function “VWAP.”

“Company Disclosure Schedule” shall mean the disclosure schedule provided by the Company to Care.com on the date hereof.

“Company Financial Statements” shall mean:

(a)                                 the unaudited balance sheets and statements of income of the Company as of the end of and for each of the last three fiscal years, and

(b)                                 the Most Recent Company Balance Sheet and the unaudited statement of income for the seven months ended as of the Most Recent Balance Sheet Date.

“Company Intellectual Property” shall mean any Intellectual Property that has been used, is used, or is held for use in the business of the Company as previously conducted, as currently conducted or as currently proposed to be conducted.

“Company IT Assets” shall mean any and all IT Assets used or held for use in connection with the operation of the business of the Company as previously conducted, as currently conducted or as currently proposed to be conducted, including all Company Websites.

“Company Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, capitalization, prospects, condition (financial or other), or results of operations of the Company or (ii) the ability of Care.com to operate the business of the Company immediately after the Closing. For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.

“Company Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by the Company or any Subsidiary or any ERISA Affiliate.

“Company Registered Intellectual Property” shall mean all of the Registered Intellectual Property (i) owned by, under obligation of assignment to, or filed in the name of the Company or (ii) owned by, under obligation of assignment to, or filed in the name of any Equityholder and included in the Company Intellectual Property.

“Company Websites” shall mean any and all Internet or intranet websites owned and/or operated by the Company.

“Confidential Information” shall mean (i) with respect to the Company, any confidential or proprietary information of the Company that is furnished in writing to Care.com by the Company in connection with this Agreement and is labeled confidential or proprietary; provided, however, that it shall not include any information (A) which, at the time of disclosure, is available publicly, (B) which, after disclosure, becomes available publicly through no fault of Care.com, (C) which Care.com knew or to which Care.com had access prior to disclosure or (D) which Care.com rightfully obtains from a source other than the Company, and (ii) with respect to Care.com, any confidential or proprietary information of Care.com that is furnished in writing to the Company by Care.com in connection with this Agreement and is labeled confidential or proprietary; provided, however, that it shall not include any information (A) which, at the time of disclosure, is available publicly, (B) which, after disclosure, becomes available publicly through no fault of the Company, (C) which the Company knew or to which the Company had access prior to disclosure or (D) which the Company rightfully obtains from a source other than Care.com.

“Contingent Payment” shall mean the 2013 Contingent Payment or the 2014 Contingent Payment, as applicable.

“Controlling Party” shall mean the party controlling the defense of any Third Party Action.

“Customer Data” means any and all information (1) collected by the Company about visitors to or customers of the Company’s websites(s) which either (a) identifies such customers or unique visitors, (b) is unique to such customers or unique visitors or (c) could provide insight into such customers’ or visitors’ behavior if analyzed, aggregated or otherwise examined or (2) held, retained or maintained by the Company for purposes of analyzing or comparing any interaction between third parties and such website(s) to the extent such data is received in accordance with applicable terms and conditions governing the use and sale of the Company’s products and services.

“Damages” shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, arbitration or other dispute resolution proceedings relating to a Third Party Action or an indemnification claim under Article IX), other than those costs and expenses of arbitration of a Dispute which are to be shared equally by the Indemnified Party and the Indemnifying Party as set forth in Section 9.3(e)(vi).

“Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.

“Earnout Escrow Cash” means $375,000.

“Earnout Escrow Shares” shall mean 28,692 shares of Series E Preferred Stock (as adjusted for stock splits, combinations or the like with respect to the Series E Preferred Stock); provided, however, that in the event Care.com has completed an IPO on or prior to the date Care.com is required to issue Earnout Shares, then Earnout Escrow Shares shall mean such number of shares of Common Stock into which such shares of Series E Preferred Stock (as adjusted for stock splits, combinations or the like with respect to the Series E Preferred Stock) shall have converted.

“Earnout Shares” shall mean (i) with respect to the 2013 Contingent Payment, 162,586 shares of Series E Preferred Stock (as adjusted for stock splits, combinations or the like with respect to the Series E Preferred Stock), and (ii) with respect to the 2014 Contingent Payment, 191,277 shares of Series E Preferred Stock (as adjusted for stock splits, combinations or the like with respect to the Series E Preferred Stock); provided, however, that in the event Care.com has completed an IPO on or prior to the date Care.com is required to issue Earnout Shares, then Earnout Shares shall mean (i) with respect to the 2014 Contingent Payment, such number of shares of Common Stock into which 191,277 shares of Series E Preferred Stock (as adjusted for stock splits, combinations or the like after the date hereof with respect to the Series E Preferred Stock) shall have converted, and (ii) with respect to the 2013 Contingent Payment, such number of shares of Common Stock into which 162,586 shares of Series E Preferred Stock (as adjusted for stock splits, combinations or the like after the date hereof with respect to the Series E Preferred Stock) shall have converted.

“Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

“Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to:  (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons.  As used above, the term “release” shall have the meaning set forth in CERCLA.

“ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall mean JPMorgan Chase Bank, NA.

“Escrow Agreement” shall mean an escrow agreement in the form attached hereto as Exhibit B.

“Escrow Cash” means $3,375,000.

“Escrow Funds” means the Escrow Cash, the Escrow Shares and, if applicable, the Earnout Escrow Shares and the Earnout Escrow Cash.

“Escrow Shares” shall mean 258,224 shares of Series E Preferred Stock (as adjusted for stock splits, combinations or the like with respect to the Series E Preferred Stock), or, following the consummation of an IPO, such number of shares of Common Stock into which such shares of Series E Preferred Stock shall have converted.

“Exploit” or “Exploitation” shall mean develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

“Indebtedness” shall mean any of the following liabilities of the Company, whether or not contingent, but without double counting: (i) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith), (ii) liabilities evidenced by notes, bonds, debentures or other similar instruments or debt securities, (iii) liabilities under or in connection with letters of credit, (iv) liabilities related to the deferred purchase price of property or services (including earnouts, seller notes, installment payments, contingency payments and similar liabilities) other than those trade payables incurred in the Ordinary Course of Business (in each case whether or not contingent and based on the maximum potential amount of such liability), (v) liabilities arising from cash/book overdrafts, (vi) liabilities under capitalized leases, (vii) liabilities of the Company under conditional sale or other title retention agreements, (viii) liabilities with respect to vendor advances or any other advances made to the Company, (iv) liabilities of the Company arising out of interest rate and currency swap arrangements, hedges, collar agreements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, and (x) indebtedness of others guaranteed by the Company or secured by any lien or security interest on the assets and property of the Company.

“Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification under Article IX.

“Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.

“Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith:  (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof; (ii) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, know how, computer software programs (in both source code and object code form), technology, business methods, technical data and customer lists, tangible or intangible proprietary information, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (viii) all Web addresses, sites and domain names and numbers; and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

“IPO” shall mean an initial public offering of shares of Common Stock.

“IT Assets” shall mean software (including object code, binary code, source code, libraries, routines, subroutines or other code, and including commercial, open-source and freeware software), systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation.

“Key Employee” shall mean Stephanie Breedlove, William Breedlove, Tom Breedlove, Eva Smith, Kerri Stahelin, Noah Webster, Carolyn Livingston and Desiree Leung.

“Knowledge” shall mean (i) with respect to the Company, the actual knowledge of Stephanie Breedlove, William Breedlove, Thomas Breedlove, Desiree Leung and Noah Webster, as well as the knowledge that such individuals would reasonably be expected to have in the good faith performance of their respective duties for the Company or any Subsidiary; and (ii) with respect to Care.com, the actual knowledge of Sheila Marcelo, Steve Boulanger and Diane Musi, as well as the knowledge that such individuals would reasonably be expected to have in the good faith performance of their respective duties for Care.com.

“Law” shall mean any federal, state, foreign, or local law, statute, ordinance, rule, wage, order, regulation, writ, injunction, directive, order, judgment, administrative interpretation, treaty, decree, administrative or judicial decision and any other executive, legislative, regulatory or administrative proclamation.

“Lease” shall mean any lease or sublease pursuant to which the Company, any Subsidiary of the Company, or Care.com, as applicable, leases or subleases from another party any real property.

“Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

“Lien” shall mean any lien, pledge, mortgage, deed of trust, security interest, claim, lease, license, charge, option, right of first refusal, easement, restriction, reservation, servitude, proxy, voting trust or agreement, transfer restriction under any stockholder or similar agreement, or encumbrance of any nature whatsoever, other than restrictions under federal or state securities laws and any liens, security interests or other restrictions created by Care.com.

“Materials of Environmental Concern” shall mean any:  pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Most Recent Balance Sheet Date” shall mean (i) July 31, 2012, with respect to the Company and (ii) June 30, 2012, with respect to Care.com.

“Most Recent Care.com Balance Sheet” shall mean the unaudited consolidated balance sheet of Care.com as of the Most Recent Balance Sheet Date.

“Most Recent Company Balance Sheet” shall mean the unaudited balance sheet of the Company as of the Most Recent Balance Sheet Date.

“Net Revenue” shall mean the 2013 Net Revenue or the 2014 Net Revenue, as applicable.

“Non-controlling Party” shall mean the party not controlling the defense of any Third Party Action.

“Offer Letter” means a letter (including all enclosures therewith) from the Company to a Company employee setting forth the terms of continued employment of such employee with the Company.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Parties” shall mean Care.com, the Company, the Equityholders and the Equityholders’ Representative.

“Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Person” shall mean any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Personal Data” shall mean any and all information (including without limitation (a) first and last name; (b) home address; (c) Internet Protocol address; (d) email address; (e) geographic location; (f) health or diet information; (g) information about family members; (h) political beliefs; (i) group memberships; (j) social security number or other personal identification number; (k) account numbers; (l) salary or other employment information; (m) internet browsing history; (n) internet purchase history; and (o) persistent identifier, such as a customer number held in a “cookie” or processor serial number) to the extent any such information, alone or in combination with other information processed by the Company or its Subsidiaries, identifies or is associated with an identified natural person.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of a Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Privacy and Security Laws” shall mean Laws regarding collecting, accessing, using, disclosing, electronically transmitting, securing, sharing, transferring and storing Personal Data or other tracking of online consumer behaviors including federal, state or foreign laws or regulations regarding (i) data privacy and information security, (ii) data breach notification (as applicable), (iii) unfair or deceptive practices and (iv) trespass, computer crime and other Laws governing unauthorized access to or use of electronic data.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Publicly Available Software” shall mean each of (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., GNU General Public License, Apache Software License, MIT License), or pursuant to similar licensing and distribution models and (ii) any software that requires as a condition of use, modification, hosting, and/or distribution of such software, or of other software used or developed with, incorporated into, derived from, or distributed with such software, that such software or other software (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making derivative works; (C) be redistributed, hosted or otherwise made available at no or minimal charge; or (D) be licensed, sold or otherwise made available on terms that (x) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of such software or other software or (y) grant the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of such software or other software.

“Registered Intellectual Property” shall mean all United States, international and foreign: (i) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof; (ii) registered trademarks, service marks, applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations and Internet number assignments; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.

“Response” shall mean a written response containing the information provided for in Section 9.3(c).

“Restated Certificate” shall mean the Restated Certificate of Incorporation of Care.com authorizing the issuance of the Series E Shares.

“Restricted Business” shall mean (i) the provision of payroll and/or tax services for household employers, (ii) the facilitation of a connection between families and care providers for child care, special needs care, tutoring, senior care, pet care, housekeeping and personal care providers or (iii) the provision of consulting or advisory services related to any of the services described in (i) or (ii).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Interest” shall mean, with respect to a party, any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (A) (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of such party and not material to such party or (B) Liens created by Care.com.

“Series E Financing” means the issuance and sale of shares of Series E Preferred Stock resulting in gross proceeds to Care.com of at least $50,000,000.

“Series E Shares” shall mean any shares of Series E Preferred Stock issued or issuable pursuant to this Agreement.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Subsidiary” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Company (or another Subsidiary) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Tax” or “Taxes” shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, escheat, windfall profits, customs duties, franchise, estimated and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.

“Taxing Authority” shall mean any Governmental Entity of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Returns” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Action” shall mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article IX.

“Third Party Software” shall mean any software (including object code, binary code, source code, libraries, routines, subroutines or other code, and including commercial, open-source and freeware software) and any documentation or other material related to such software, and any derivative of any of the foregoing, that is (i) not solely owned by the Company and (ii) incorporated in, distributed with, or required, necessary or depended upon for the development, use or commercialization of, any Company Product.  Third Party Software includes any and all of the following, to the extent not solely owned by the Company:  (A) software that is provided to the Company’s end-users in any manner, whether for free or for a fee, whether distributed or hosted, and whether embedded or incorporated in or bundled with any Company Product or on a standalone basis, (B) software that is used for development, maintenance and/or support of any Company Product, including development tools such as compilers, converters, debuggers or parsers, tracking and database tools such as project management software, source code control and bug tracking software, and software used for internal testing purposes, (C) software that is used to generate code or other software that is described in clauses (A) or (B), and (D) software that is used for the Company’s internal business purposes, including accounting software, human resources software, customer relationship management software and similar software.  Third Party Software includes any software that is Publicly Available Software that is not owned by the Company.

“Transaction Expenses” shall mean all costs and expenses incurred by the Company or any Equityholder in connection with the transactions contemplated by this Agreement, including (i) all management incentives, bonuses and other compensation either (x) due and payable as of the Closing pursuant to any Company Employee Benefit Plan or (y) due and payable as a result of the transactions contemplated by this Agreement, in each case as set forth on Exhibit E attached hereto, (ii) all fees and expenses of the Company’s legal, financial, accounting and other advisors incurred by the Company in connection with the transactions contemplated by this Agreement, (iii) all employee severance costs due and payable and other employee liabilities incurred by the Company in connection with the transactions contemplated by this Agreement as set forth on Exhibit E attached hereto, and (iv) all other fees, expenses and liabilities incurred by the Company or any Equityholder outside of the Ordinary Course of Business in connection with the transactions contemplated by this Agreement.

“Uncontested Amount” shall mean part, but not all, of the Claimed Amount.

“Value” shall mean (i) $13.07 with respect to each Escrow Share or Earnout Escrow Share that is a share of Series E Preferred Stock and (ii) the Common Fair Market Value with respect to each Escrow Share or Earnout Escrow Share that is a share of Common Stock.

“Working Capital Target” shall mean $0 (zero dollars).

“Working Capital” shall mean, for purposes of Section 1.4(a), current assets less current liabilities after taking into account the payment as of the Closing Date of all Indebtedness and Transaction Expenses calculated in good faith on an accrual basis and fairly representing the current assets and current liabilities of the Company, and, for purposes of Section 1.4(b), current assets less current liabilities after taking into account the payment as of the Closing Date of all Indebtedness and Transaction Expenses calculated in accordance with GAAP.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

CARE.COM, INC.

By:	/s/ Sheila Marcelo
Name:	Sheila Marcelo
Title:	CEO

AGREED:

BREEDLOVE & ASSOCIATES, L.L.C.

By:	/s/ William Breedlove
Name:	William Breedlove
Title:	Manager

/s/ Stephanie Breedlove
Stephanie Breedlove

/s/ William Breedlove
William Breedlove

EQUITYHOLDERS’ REPRESENTATIVE

By:	/s/ William Breedlove
William Breedlove